Exhibit 3

Annual
Information Form
Sun Life Financial Inc.
For the Year Ended December 31, 2009
February 11, 2010

ANNUAL INFORMATION FORM 2009
Presentation of Information
In this Annual Information Form (AIF), Sun Life Financial Inc. (SLF Inc.) and its consolidated subsidiaries, significant equity investments and joint ventures are collectively referred to as “Sun Life Financial” or the “Company”.
Unless otherwise indicated, all information in this AIF is presented as at and for the year ended December 31, 2009, and amounts are expressed in Canadian dollars. Financial information is presented in accordance with Canadian generally accepted accounting principles (GAAP) and the accounting requirements of the Office of the Superintendent of Financial Institutions Canada (OSFI).
Documents Incorporated by Reference
The following documents are incorporated by reference in and form part of this AIF:
(i)	SLF Inc.’s Management’s Discussion and Analysis (MD&A) for the year ended December 31, 2009, and

(ii)	SLF Inc.’s Consolidated Financial Statements and accompanying notes (Consolidated Financial Statements) for the year ended December 31, 2009.
These documents have been filed with securities regulators in Canada and with the United States Securities and Exchange Commission (SEC) and may be accessed at www.sedar.com and www.sec.gov, respectively.
Forward-looking Information
Certain statements contained in this AIF, including those relating to the Company’s strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “estimates” or similar expressions, are forward-looking information within the meaning of securities laws. Forward-looking information include the information concerning possible or assumed future results of operations of the Company. These statements represent the Company’s expectations, estimates and projections regarding future events and are not historical facts. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Future results and stockholder value of SLF Inc. may differ materially from those expressed in these forward-looking statements due to, among other factors, the matters set out under “Risk Factors” in this AIF and the factors detailed in its other filings with Canadian and U.S. securities regulators, including its annual and interim MD&A, and annual and interim financial statements, which are available for review at www.sedar.com and www.sec.gov.
Factors that could cause actual results to differ materially from expectations include, but are not limited to, investment losses and defaults and changes to investment valuations; the creditworthiness of guarantors and counterparties to derivatives; the performance of equity markets; the cost, effectiveness and availability of risk-mitigating hedging programs; interest rate fluctuations; other market risks including movement in credit spreads; possible sustained economic downturn; changes in legislation and regulations including tax laws; regulatory investigations and proceedings and private legal proceedings and class actions relating to practices in the mutual fund, insurance, annuity and financial product distribution industries; risks related to market liquidity; market conditions that adversely affect the Company’s capital position or its ability to raise capital; downgrades in financial strength or credit ratings; the performance of the Company’s investments and investment portfolios managed for clients such as segregated and mutual funds; the impact of mergers and acquisitions; insurance risks including mortality, morbidity, including the occurrence of natural or man-made disasters, pandemic diseases and acts of terrorism; risks relating to product design and pricing; risks relating to policyholder behaviour; the inability to maintain strong distribution channels and risks relating to market conduct by intermediaries and agents; risks relating to operations in Asia including risks relating to joint ventures; the impact of competition; currency exchange rate fluctuations; risks relating to financial modelling errors; business continuity risks; failure of information systems and Internet-enabled technology; breaches of computer security and privacy; dependence on third-party relationships including outsourcing arrangements; the ability to attract and retain employees; uncertainty in the rate of mortality improvement; the impact of adverse results in the closed block of business; the potential for financial loss related to changes in the environment; the availability, cost and effectiveness of reinsurance; the ineffectiveness of risk management policies and procedures; and the potential for losses from multiple risks occurring simultaneously or in rapid progression. The Company does not undertake any obligation to update or revise its forward-looking information to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as required by law.

ANNUAL INFORMATION FORM 2009
Table of Contents

			Consolidated
		Management’s	Financial
	Annual Information	Discussion &	Statements
	Form	Analysis	and Notes

Corporate Structure	2

General Development of the Business	3		16

Business of Sun Life Financial
General Summary	5	6	2-6
Business Performance		7	2-6
Investments		43	18
Risk Management		49	24

Capital Structure
General Description	6
Constraints	7
Market for Securities	8
Sales of Unlisted Securities	9

Dividends	9	61	4

Security Ratings	10

Transfer Agent and Registers	12

Directors and Executive Officers	13

Interests of Experts	17

Regulatory Matters	18

Risk Factors	26

Legal and Regulatory Proceedings	38	65

Additional Information	38

Appendices
A — Charter of Audit Committee	39
B — Policy Restricting the Use of External Auditors	42

Sun Life Financial Inc. | sunlife.com	1

ANNUAL INFORMATION FORM 2009
Corporate Structure
Incorporation
SLF Inc. was incorporated under the Insurance Companies Act, Canada (the Insurance Act) on August 5, 1999, for the purpose of becoming the holding company of Sun Life Assurance Company of Canada (Sun Life Assurance) following its demutualization.
Sun Life Assurance was incorporated in 1865 as a stock insurance company and was converted into a mutual insurance company in 1962. On March 22, 2000, Sun Life Assurance implemented a plan of demutualization under which it converted back to a stock company pursuant to Letters Patent of Conversion issued under the Insurance Act. Under its plan of demutualization, Sun Life Assurance became a wholly-owned subsidiary of SLF Inc.
The head and registered office of SLF Inc. is located at 150 King Street West, Toronto, Ontario, M5H 1J9.
Principal Subsidiaries and Significant Equity Investments
Sun Life Financial’s corporate structure as at December 31, 2009, including its principal direct subsidiaries, indirect subsidiaries and joint ventures, is shown below. Where a company is not a direct or indirect wholly owned subsidiary of SLF Inc. the following chart shows the percentage of voting securities that are beneficially owned or controlled by SLF Inc. Additional information on subsidiary and affiliate companies of SLF Inc. can be found in the Company’s 2009 Annual Report.

Sun Life Financial Inc. | sunlife.com	2

ANNUAL INFORMATION FORM 2009
General Development of the Business
Overview
Sun Life Financial is a leading international financial services organization, offering a diverse range of life and health insurance, savings, investment management, retirement, and pension products and services to both individual and corporate customers. Sun Life Financial manages its operations and reports its financial results in five business segments: Sun Life Financial Canada (SLF Canada), Sun Life Financial United States (SLF U.S.), MFS Investment Management (MFS), Sun Life Financial Asia (SLF Asia), and Corporate. The Corporate segment includes the operations of Sun Life Financial’s United Kingdom business unit (SLF U.K.) and Corporate Support operations, which include the Company’s reinsurance businesses as well as investment income, expenses, capital and other items not allocated to Sun Life Financial’s other business segments.

Business Segment	Business Units

SLF Canada	Individual Insurance & Investments
Group Benefits
Group Wealth

SLF U.S.	Annuities
Individual Insurance
Employee Benefits Group

MFS Investment Management	—

SLF Asia	—

Corporate	SLF U.K.
Corporate Support

The Company’s business model is one of balance as it strives to establish scale and scope in each of the diversified markets in which it chooses to compete. It weighs the higher growth prospects of its operations in emerging markets against the more established businesses in mature markets. In a similar way, the Company’s protection business balances the relatively more volatile wealth management business. It also ensures that customers have access to complementary insurance, retirement and savings products that meet their specific needs at every stage of their lives. The following table shows the Company’s products by business segment.

Products	SLF Canada	SLF U.S.	MFS	SLF Asia	Corporate

Individual life insurance	■	■		■	■
Individual annuity and savings	■	■		■	■
Group life and health	■	■		■
Group pension and retirement	■			■
Mutual funds	■		■	■
Asset management	■	■	■	■
Individual health insurance	■			■
Reinsurance (life retrocession)					■

The Company’s strong focus on multi-channel distribution offers customers choices as to how and when they purchase products and access services.

Distribution Channels	SLF Canada	SLF U.S.	MFS	SLF Asia

Direct sales agents	■			■
Independent and managing general agents	■	■		■
Financial intermediaries (e.g., brokers)	■	■	■	■
Banks		■	■	■
Pension and benefit consultants	■	■	■	■
Direct sales (including Internet and telemarketing)	■			■

Sun Life Financial Inc. | sunlife.com	3

ANNUAL INFORMATION FORM 2009
Acquisitions, Disposals, and Other Developments
Sun Life Financial assesses its businesses and corporate strategies on an ongoing basis to ensure that it makes optimal use of its capital and provides maximum shareholder value. The following summary outlines Sun Life Financial’s major acquisitions and dispositions in the past three years. Additional information is provided in Note 3 to SLF Inc.’s 2009 Consolidated Financial Statements.
Acquisition of U.S. Group Benefits Business
On May 31, 2007, the Company completed its acquisition of Genworth Financial Inc.’s U.S. Employee Benefits Group (Genworth EBG Business). Sun Life Financial’s U.S. group business combined with the Genworth EBG Business and became Sun Life Financial Employee Benefits Group offering customers group life, disability, dental and stop loss insurance and voluntary worksite products. This acquisition added scale and scope to Sun Life Financial’s U.S. group business and solidified its top ten leadership position in the important U.S. employee benefits industry. In addition, the increased access to markets, broadened product and service offerings, and strengthened distribution platform position Sun Life Financial for long-term growth.
Disposition of CI Financial Income Fund
On December 12, 2008 SLF sold its 37% interest in CI Financial Income Fund to Bank of Nova Scotia for $2.2 billion. The proceeds included $1.55 billion in cash and the balance in common and preferred shares of Bank of Nova Scotia. An after-tax gain of $825 million was included in the 2008 financial results.
Acquisition of U.K. Business
On October 1, 2009 the Company completed the acquisition of the United Kingdom operations of Lincoln National Corporation for $387 million. The purchase price is subject to adjustment related to market and business performance prior to October 1, 2009, the final amount of which has not yet been determined. The acquisition increased Sun Life U.K.’s assets under management over 60% to $20 billion and doubled the number of policies in force to 1.1 million. The two complementary operations of SLF U.K. and Lincoln National U.K. each held books of business in life insurance, pensions and annuities. The combined operations carry the Sun Life Financial of Canada name, a brand that has been active in the U.K. for more than a century.
Other Developments
On July 29, 2009, the Company entered into an agreement with the China Everbright Group Company (China Everbright) to introduce strategic investors to Sun Life Everbright Life Insurance Company Limited (Sun Life Everbright). The restructuring will allow Sun Life Financial and China Everbright to supplement their alliance with strong local partners, providing Sun Life Financial a significant stake in a larger domestic financial services company with greater reach across China’s growing financial services sector. Once complete, the Company’s ownership is expected to be reduced from 50% to a less than 25% interest in the restructured and repositioned company and the Company will continue to provide its international governance, risk management and actuarial expertise and standards to Sun Life Everbright.
On July 15, 2009, Sun Life Financial and CIMB Group received regulatory approval to form a joint venture to distribute Sun Life Financial’s life, accident and health insurance products through the 600-plus retail branches of PT Bank CIMB Niaga in Indonesia.
On February 29, 2008, the Company sold Sun Life Retirement Services (U.S.), Inc., a 401(k) plan administration business in the United States, to The Hartford Financial Services Group, Inc. The sale had no material effect on the 2008 financial results.
On November 7, 2007, the Company sold the U.S. subsidiaries that comprised the Independent Financial Marketing Group business to LPL Holdings, Inc. The sale had no material effect of the 2007 financial results.

Sun Life Financial Inc. | sunlife.com	4

ANNUAL INFORMATION FORM 2009
Business of Sun Life Financial
Information about the Company’s business and its operating segments, including an overview of the financial services industry, its products and methods of distribution, competitive environment, risk management policies and investment activities, is included in SLF Inc.’s 2009 MD&A which is incorporated by reference in this AIF and should be read in conjunction with SLF Inc.’s 2009 Consolidated Financial Statements. These documents are available on SEDAR at www.sedar.com and with the SEC at www.sec.gov.
Protection and Wealth Businesses
The global financial services industry continues to evolve rapidly in response to demographic and economic trends. The aging of the population in developed markets is placing a greater demand on wealth accumulation products for working age employees, income distribution products for employees closer to retirement and wealth transfer vehicles for retirees. The aging of the population is also straining existing health care systems, as a larger portion of the population requires treatment over a longer timeframe. Demand for products such as long-term care and critical illness insurance is growing as consumers turn to products that help ensure direct access to a range of health care services. Lastly, concern about the adequacy of public pension plans is continuing to provide growth in other financial vehicles that address baby boomers’ concerns about the need for adequate resources in retirement.
In the emerging markets of Asia, the rising affluence of consumers is stimulating the demand for a wide variety of financial products, including protection, savings and investment vehicles.
Market conditions remained volatile throughout 2009. Economic data in the U.S. and globally is beginning to show signs of recovery from the worst recessionary period in more than 60 years. In response to the global financial crisis, governments and regulators are working to develop the appropriate level of financial regulation required to ensure that capital, liquidity and risk management practices are sufficient to withstand severe economic downturns. While the impacts on the life insurance sector are not known, it remains probable that increased regulation (including at the holding company level) will lead to higher levels of required capital and liquidity and limits on levels of financial leverage which could result in lower returns on capital for shareholders.
Competition
The markets in which Sun Life Financial engages are highly competitive. Sun Life Financial’s competitors include not only insurance companies, but also investment managers, mutual fund companies, banks, financial planners and other financial service providers. Frequently, competition is based on pricing, the ability to provide value-added services, financial strength and deliver excellence to both distributors and customers.
Increased competition has also been a contributing factor to the global trend of consolidation within the financial services industry. As a result of consolidation in the Canadian insurance industry, the three largest companies serve more than two-thirds of the Canadian insurance market. In the United States, the market is more fragmented and unsettled with increased likelihood of consolidation as insurers look to achieve added scale to compete effectively. Economic instability over the past 18 months has not led to substantive industry consolidation. However, future consolidation remains probable as insurers re-focus their operations on strategically important businesses, and divest non-core lines of business.
Regulation of the financial services industry in North America has reduced the traditional barriers between the banking, insurance and investment industries, heightening competition in these markets. Most major Canadian banks have significant securities, wealth management and insurance operations, which compete directly with various products and services offered by the Company.
In recent years, in the emerging markets of Asia the regulatory environments have moved towards market liberalization, expanding the opportunities for foreign participants and aligning their regulatory environments more closely with standards prevalent in more mature markets. The insurance market is expected to be particularly dynamic in China and India, where Sun Life Financial has joint venture operations.

Sun Life Financial Inc. | sunlife.com	5

ANNUAL INFORMATION FORM 2009
Seasonality
Seasonality factors impact certain components of Sun Life Financial’s business. While there is some variation in sales patterns and results of operations within certain business units of the Company, the impacts are not material to Sun Life Financial.
Number of Employees
At December 31, 2009 the Company had approximately 14,260 full-time equivalent employees (FTEs) across its operations, not including employees in joint venture operations.
Capital Structure
General
SLF Inc.’s authorized capital consists of unlimited numbers of common shares (the Common Shares), Class A Shares (the Class A Preferred Shares) and Class B Shares (the Class B Preferred Shares), each without nominal or par value.
The Class A Preferred Shares and Class B Preferred Shares may be issued in series as determined by SLF Inc.’s Board of Directors. The Board of Directors is authorized to fix the number, consideration per share, designation, and rights and restrictions attached to each series of shares. The holders of Class A Preferred Shares and Class B Preferred Shares are not entitled to any voting rights except as described below or as otherwise provided by law. Six series of Class A Preferred Shares have been created and designated as Class A Non-Cumulative Preferred Share Series 1, Series 2, Series 3, Series 4, Series 5 and Series 6R. The following table outlines the issued share capital of SLF Inc. as at February 5, 2010, including stock exchange listings.
   Issued Share Capital

	Number of	Exchanges [1]
Security	Shares	TSX	NYSX	PSE

Common Shares	564,580,672	■	■	■
Class A Preferred Shares
Series 1	16,000,000	■
Series 2	13,000,000	■
Series 3	10,000,000	■
Series 4	12,000,000	■
Series 5	10,000,000	■
Series 6R	10,000,000	■

[1]	Toronto Stock Exchange (TSX), New York Stock Exchange (NYSE) and Philippines Stock Exchange (PSE)
Common Shares
Each Common Share is entitled to one vote at meetings of the shareholders of SLF Inc., except for meetings at which only holders of another specified class or series of shares are entitled to vote separately as a class or series.
Common Shares are entitled to receive dividends if and when declared by the Board of Directors. Dividends must be declared and paid in equal amounts per share on all Common Shares, subject to the rights of holders of the Class A Preferred Shares and Class B Preferred Shares. Holders of Common Shares will participate in any distribution of the net assets of SLF Inc. upon its liquidation, dissolution or winding-up on an equal basis per share, subject to the rights of the holders of the Class A Preferred Shares and Class B Preferred Shares. There are no pre-emptive, redemption, purchase or conversion rights attaching to the Common Shares.

Sun Life Financial Inc. | sunlife.com	6

ANNUAL INFORMATION FORM 2009
Class A Preferred Shares
The Class A Preferred Shares of each series rank on parity with the Class A Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class A Preferred Shares are entitled to preference over the Class B Preferred Shares, the Common Shares and any other shares ranking junior to the Class A Preferred Shares with respect to the payment of dividends and the return of capital. The special rights and restrictions attaching to the Class A Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class A Preferred Shares held for that purpose.
Class A Preferred Shares

Series	Quarterly	Early	Prospectus
	Dividend ($)	Redemption	Date
		Date

Series 1	0.296875	March 31, 2010	February 17, 2005
Series 2	0.300000	September 30, 2010	July 8, 2005
Series 3	0.278125	March 31, 2011	January 6, 2006
Series 4	0.278125	December 31, 2011	October 2, 2006
Series 5	0.281250	March 31, 2012	January 25, 2007
Series 6R	0.375000	June 30, 2014	May 8, 2009

The shares in each series of the Class A Preferred Shares were issued for $25 per share and holders are entitled to receive non-cumulative quarterly dividends outlined in the preceding table. Subject to regulatory approval, on or after the early redemption date noted, SLF Inc. may redeem these shares in whole or in part at a declining premium. Additional information concerning these preferred shares is contained in the prospectus under which these shares were issued, which may be accessed at www.sedar.com.
Class B Preferred Shares
The Class B Preferred Shares of each series rank on a parity with the Class B Preferred Shares of each other series with respect to the payment of dividends and the return of capital on the liquidation, dissolution or winding-up of SLF Inc. The Class B Preferred Shares are entitled to preference over the Common Shares and any other shares ranking junior to the Class B Preferred Shares with respect to the payment of dividends and the return of capital, but are subordinate to the Class A Preferred Shares and any other shares ranking senior to the Class B Preferred Shares with respect to the payment of dividends and return of capital. The special rights and restrictions attaching to the Class B Preferred Shares as a class may not be amended without such approval as may then be required by law, subject to a minimum requirement of approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the holders of Class B Preferred Shares held for that purpose.
Constraints on Shares
The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of a demutualized insurance company or, when a holding company structure is used, its corporate holding body. Information on those restrictions can be found in this AIF under the heading “Regulatory Matters — Canada — Restrictions on Ownership”.

Sun Life Financial Inc. | sunlife.com	7

ANNUAL INFORMATION FORM 2009
Market for Securities
The following tables set out the price range and trading volumes of SLF Inc.’s Common Shares and Class A Preferred Shares on the TSX during 2009:
Common Shares

				Trading
	Price ($)			volume
	High	Low	Close	(thousands)

January	29.99	22.00	24.96	33,018
February	25.78	18.06	19.91	49,065
March	24.26	14.97	22.84	61,948
April	29.48	27.81	27.90	46,368
May	30.44	26.11	28.71	36,083
June	33.70	28.99	31.40	30,708
July	38.50	27.81	36.82	32,664
August	38.13	30.87	32.40	29,882
September	33.70	29.83	33.55	29,299
October	33.75	28.31	29.93	26,655
November	30.52	27.00	29.16	44,970
December	30.85	27.51	30.25	26,776

Class A Preferred Shares

	Series 1				Series 2
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)

January	17.73	15.95	16.95	589	17.20	16.45	16.80	657
February	16.95	15.15	15.52	219	16.89	15.50	15.75	201
March	15.74	13.30	15.70	291	15.97	13.15	15.89	224
April	17.41	17.15	17.09	273	17.64	17.39	17.37	211
May	18.58	16.95	17.98	439	18.67	17.30	18.19	218
June	18.09	17.61	17.94	485	18.75	17.85	18.56	265
July	19.54	17.63	19.54	1,118	19.68	18.32	19.68	315
August	21.86	19.67	20.94	407	21.94	19.59	21.36	572
September	20.85	20.00	20.40	274	21.23	20.06	20.40	289
October	20.40	19.60	19.95	343	20.40	19.53	20.04	232
November	20.52	19.75	20.00	186	20.79	19.80	20.21	256
December	20.84	19.84	20.70	203	20.83	19.99	20.66	451

	Series 3				Series 4
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)

January	16.24	15.00	15.50	445	16.10	15.05	15.70	392
February	15.69	14.55	14.90	262	15.85	14.50	15.19	240
March	14.90	12.60	14.90	139	15.39	12.50	14.69	358
April	16.15	15.88	16.14	187	16.22	16.10	15.99	142
May	17.17	16.09	16.70	271	17.30	15.99	16.97	413
June	17.20	16.55	16.77	202	17.25	16.60	16.80	297
July	18.76	16.70	18.48	443	18.84	16.67	18.46	452
August	20.49	18.40	19.80	332	20.60	18.30	19.82	220
September	19.75	18.67	18.67	318	19.75	18.62	18.71	366
October	18.87	18.14	18.60	218	18.87	18.16	18.40	517
November	19.47	18.37	18.83	214	19.25	18.36	18.74	337
December	19.15	18.58	19.00	236	19.18	18.51	19.12	337

Sun Life Financial Inc. | sunlife.com	8

ANNUAL INFORMATION FORM 2009

	Series 5				Series 6R
	Price ($)			Trading volume	Price ($)			Trading volume
	High	Low	Close	(thousands)	High	Low	Close	(thousands)

January	16.38	15.26	15.82	373	—	—	—	—
February	15.83	14.31	15.00	310	—	—	—	—
March	15.10	12.80	15.05	113	—	—	—	—
April	16.63	16.20	16.63	110	—	—	—	—
May	17.40	16.34	17.15	565	25.94	25.55	25.80	1,291
June	17.78	16.75	17.20	303	26.45	25.75	26.44	452
July	18.99	16.85	18.99	145	27.57	26.05	27.10	274
August	20.55	18.77	19.89	298	27.70	26.45	27.11	302
September	19.85	18.80	18.95	299	27.87	26.78	27.10	510
October	19.12	18.31	18.68	287	27.50	26.85	27.05	286
November	19.47	18.55	18.92	241	27.65	26.95	27.20	166
December	19.29	18.60	19.29	431	27.70	27.05	27.53	150
Sales of Unlisted Securities
SLF Inc. has issued the following unlisted securities since January 1, 2009.
On March 31, 2009, SLF Inc. issued $500 million principal amount of Series 2009-1 Subordinated Unsecured 7.90% Fixed/Floating Debentures (Series 2009-1) due in 2019.
On June 30, 2009, SLF Inc. issued $300 million principal amount of Series D Senior Unsecured 5.70% Debentures due 2019.
Dividends
The declaration, amount and payment of dividends by SLF Inc. is subject to the approval of its Board of Directors and is dependent on the Company’s results of operations, financial condition, cash requirements, regulatory and contractual restrictions and other factors considered by the Board of Directors.
The table below outlines the dividends declared in each of the past three years ended December 31.

	2009	2008	2007

Common Shares	$1.44	$1.44	$1.32

Class A Preferred Shares
Series 1	$1.187500	$1.187500	$1.187500
Series 2	$1.200000	$1.200000	$1.200000
Series 3	$1.112500	$1.112500	$1.112500
Series 4	$1.112500	$1.112500	$1.112500
Series 5	$1.125000	$1.125000	$1.019435
Series 6R	$0.921580	—	—

SLF Inc. is prohibited under the Insurance Act from declaring or paying a dividend on any of its issued shares if there are reasonable grounds for believing that it is, or the payment would cause it to be, in contravention of any regulation under the Insurance Act with respect to the maintenance of adequate capital and adequate and appropriate forms of liquidity, or any direction to SLF Inc. made by the Superintendent of Financial Institutions Canada (the Superintendent) pursuant to subsection 515(3) of the Insurance Act regarding its capital or liquidity. As of the date hereof, these limitations would not restrict a payment of dividends on SLF Inc.’s shares, and no such direction to SLF Inc. has been made.

Sun Life Financial Inc. | sunlife.com	9

ANNUAL INFORMATION FORM 2009
As a holding company, SLF Inc. depends primarily on the receipt of funds from its subsidiaries to pay shareholder dividends, interest and operating expenses. The source of these funds is primarily dividends and capital repayments that SLF Inc. receives from its subsidiaries. The inability of its subsidiaries to pay dividends or return capital in the future may materially impair SLF Inc.’s ability to pay dividends to shareholders or to meet its cash obligations. Additional information concerning legislation regulating the ability of SLF Inc.’s subsidiaries in Canada, the U.S. and the U.K. to pay dividends or return capital can be found in this AIF under the heading “Regulatory Matters”.
SLF Inc. and Sun Life Assurance have covenanted that, if a distribution is not paid when due on any outstanding Sun Life ExchangEable Capital Securities (SLEECS) issued by Sun Life Capital Trust and Sun Life Capital Trust II, Sun Life Assurance will not pay dividends on its “Public Preferred Shares”, if any are outstanding. If Sun Life Assurance does not have any “Public Preferred Shares” then SLF Inc. will not pay dividends on its preferred shares or Common Shares, in each case, until the 12th month (in the case of the SLEECS issued by Sun Life Capital Trust) or six month (in the case of SLEECS issued by Sun Life Capital Trust II) following the failure to pay the required distribution in full, unless the required distribution is paid to the holders of SLEECS. “Public Preferred Shares” means preferred shares issued by Sun Life Assurance which: (a) have been issued to the public (excluding any preferred shares held beneficially by affiliates of Sun Life Assurance); (b) are listed on a recognized stock exchange; and (c) have an aggregate liquidation entitlement of at least $200 million. None of Sun Life Assurance’s issued shares qualify as “Public Preferred Shares” as at the date of this AIF.
SLF Inc. may not declare or pay dividends on its Class A Preferred Shares if Sun Life Assurance’s Minimum Continuing Capital and Surplus Requirements (MCCSR) ratio, determined in accordance with OSFI requirements, is less than 120%.
Security Ratings
The ratings assigned by rating agencies to SLF Inc.’s Class A Preferred Shares, senior unsecured debentures, and subordinated unsecured debentures are shown in the table below. Security ratings assigned to securities by the rating agencies are not a recommendation to purchase, hold or sell these securities as such ratings do not comment as to market price or suitability for a particular investor. Security ratings are intended to provide investors with an independent measure of the credit quality of an issue of securities.
During the fourth quarter of 2008, Standard & Poor’s (S&P), Moody’s Investors Service (Moody’s), A.M. Best and Fitch Ratings (Fitch) revised their respective outlooks for the North American life insurance sector to negative from stable. Following this change, these rating agencies downgraded the financial strength ratings of Sun Life Assurance in the first quarter of 2009. Commensurate with downgrade of Sun Life Assurance, a number of the Company’s securities ratings were lowered in accordance with rating agency practices. The table below provides the most recent security ratings for the Company.
The Company provides S&P, Moody’s and DBRS with confidential, in-depth information, access to management and business plans in support of the rating process. The Company does not engage Fitch and therefore does not provide them with any non-public information or access to management.
Security Ratings

	DBRS[1]		S&P2		Moody’s3		Fitch[4]
	Rating	Rank	Rating	Rank	Rating	Rank	Rating	Rank
Class A Preferred Shares
Series 1-6R	Pfd-1(low)	1 of 6	P-1(low)/A-	1 of 5[5]	Baa2	4 of 10	BBB[6]	4 of 10
Senior Unsecured Debentures
Series A-D	AA (low)	2 of 10	A+	3 of 10	NR7		A-	3 of 10
Subordinated Unsecured Debentures
Series 2007-1, Series 2008-1, Series 2008-2 and Series 2009-1	A(high)	3 of 10	A	3 of 10	NR7		BBB+	4 of 10

[1]	DBRS Limited
[2]	Standard & Poor’s, a division of McGraw-Hill Companies
[3]	Moody’s Investors Service has only provided a rating for SLF Inc.’s Series 2 preferred shares
[4]	The Company does not solicit ratings opinions from Fitch and the ratings by Fitch are based on publicly available information
[5]	Reflects Canadian scale and corresponds to a 4 of 20 on a Global scale
[6]	On January 29, 2010, Fitch Ratings downgraded over 200 preferred and hybrid capital instruments of issuers in the insurance sector; as part of this exercise SLF Inc.’s preferred shares were downgraded one notch from BBB+ to BBB
[7]	Not Rated

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ANNUAL INFORMATION FORM 2009
DBRS Limited (DBRS)
The DBRS rating scale for long-term debt is meant to provide an indication of the risk that a borrower will not fulfill its obligations in a timely manner with respect to both principal and interest. Under the DBRS system, debt securities that are rated AA are of superior credit quality and the protection of interest and principal is considered high, while those that are rated A are of satisfactory credit quality and the protection of interest and principal is considered substantial. An AA rated entity is considered to be a strong credit and typically exemplifies above average strength in key areas of consideration and is unlikely to be significantly affected by reasonably foreseeable events. An A rated entity is considered to be respectable, but more susceptible to adverse economic conditions and has greater cyclical tendencies than a higher-rated security. A reference to high or low reflects the relative strength within the rating category, while the absence of either a high or low designation indicates the rating is placed in the middle of the category.
The DBRS preferred share rating scale is used in the Canadian securities market and is meant to provide an indication of the risk that a borrower will not fulfill its full obligations in a timely manner with respect to both principal and dividend commitments. The Pfd-1 rating indicates that the shares are of superior credit quality and have been issued by an entity with strong earnings and balance sheet characteristics. A reference to high or low again reflects the relative strength within the rating category, while the absence of either a high or low designation indicates the rating is placed in the middle of the category.
Standard & Poor’s
The S&P rating scale for long-term debt is based on the likelihood of payment-capacity and willingness of the obligor to meet its financial commitment on an obligation in accordance with the terms of the obligation; and the protection afforded by, and the relative position of, the obligation in the event of bankruptcy, reorganization, or other arrangement under the laws of bankruptcy and other laws affecting creditor’s rights. An AA rating indicates that the obligor’s capacity to meet its financial commitment is very strong. An A rating indicates that the obligor’s capacity to meet its financial commitment is strong. S&P uses + or — designations to indicate the relative standing of securities within a particular rating category.
S&P has Canadian and global rating scales for preferred shares. S&P’s Canadian scale is a current assessment of the creditworthiness of an obligor with respect to a specific share obligation issued in the Canadian market, relative to preferred shares issued by other issuers in the Canadian market. SLF Inc.’s Class A Preferred Shares, Series 1, 2, 3, 4, 5 and 6R have been assigned A ratings using S&P’s global scale for preferred shares and have been assigned P-1 (low) ratings using S&P’s Canadian scale for preferred shares. The A rating category is the highest of the nine categories used by S&P on its global preferred share scale. The P-1 rating category is the highest of the eight categories used by S&P on its Canadian preferred share scale. A reference to high, medium or low reflects the relative strength within the rating category.
Moody’s Investors Service
Moody’s long-term obligation ratings are opinions of the relative credit risk of fixed-income obligations with an original maturity of one year or more. They address the possibility that a financial obligation will not be honoured as promised. Such ratings reflect both the likelihood of default and any financial loss suffered in the event of default. Moody’s generally does not rate the securities of SLF Inc., however it does provide an Insurance Financial Strength rating to SLF Inc.’s major subsidiaries. Moody’s has provided a rating of Baa2 on SLF Inc. Series 2 preferred shares. Obligations rated Baa are subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. Moody’s appends numerical modifiers 1, 2, and 3 to each generic rating classification from Aa through Caa. The modifier 1 indicates that the obligation ranks in the higher end of its generic rating category; the modifier 2 indicates a mid-range ranking; and the modifier 3 indicates a ranking in the lower end of that generic rating category.
Fitch Ratings
Fitch’s credit ratings provide an opinion on the relative ability of an entity to meet financial commitments, such as interest, preferred dividends, repayment of principal, insurance claims or counterparty obligations. Fitch’s credit ratings do not directly address any risk other than credit risk. In particular, ratings do not deal with the risk of a market value loss on a rated security due to changes in interest rates, liquidity and other market considerations. The primary credit rating scales (those featuring the symbols AAA – D and F1 – D) are used for debt and financial strength ratings. An A rating denotes expectations of low default risk and the capacity for payment of financial commitments is considered strong. This capacity may, nevertheless, be more vulnerable to adverse business or economic conditions than is the case for higher ratings. A BBB rating indicates that expectations of default risk are currently low and the capacity for payment of financial commitments is considered adequate but adverse business or economic conditions are more likely to impair this capacity. The modifiers + or — may be appended to a rating to denote relative status within major rating categories.

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ANNUAL INFORMATION FORM 2009
Asset-backed Securities
Sun Life Financial issues asset-backed securities from time to time as part of its normal course of business. Details of Sun Life Financial’s asset securitization program are presented in SLF Inc.’s 2009 MD&A under the Capital and Liquidity Management section under the heading Asset Securitizations.
Transfer Agents and Registrars
Common Shares

Transfer Agent and Location of
Registers

Canada	CIBC Mellon Trust Company
P.O. Box 7010
Adelaide Street Postal Station
Toronto, Ontario
Canada M5C 2W9

United States	BNY Mellon Shareowner Services
480 Washington Boulevard
Jersey City, NJ 07310
United States

United Kingdom	Capita Registrars Ltd.
34 Beckenham Road
Beckenham, Kent
United Kingdom BR3 4TU

Philippines	The Hongkong and Shanghai Banking Corporation Limited
5/F, HSBC Centre
3058 Fifth Avenue West
Bonifacio Global City
Taguig City, 1634, Philippines

Hong Kong	Computershare Hong Kong Investor Services Limited
17M Floor, Hopewell Centre
183 Queen’s Road East
Wanchai, Hong Kong

Preferred Shares and Debentures
CIBC Mellon Trust Company is the transfer agent for SLF Inc.’s Class A Preferred Shares, and is the trustee and the registrar for SLF Inc.’s senior unsecured debentures, Series A, B, C and D and its subordinated debentures, Series 2007-1, Series 2008-1, Series 2008-2 and Series 2009-1. The registers for those securities are maintained in Toronto, Ontario, Canada.

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ANNUAL INFORMATION FORM 2009
Directors and Executive Officers
Board of Directors
At December 31, 2009, the Board of Directors of SLF Inc. had five standing committees: Audit Committee, Governance and Conduct Review Committee, Investment Oversight Committee, Management Resources Committee and Risk Review Committee.
The following table sets out the directors of SLF Inc. as of the date of this AIF and, for each director, the province or state and country of his or her residence, principal occupation, years as a director, and membership on board committees. The term of each director expires at the close of business of the Annual Meeting in 2010. Each director of SLF Inc. is an independent director as defined in the Company’s Director Independence Policy, except Mr. Stewart, the Chief Executive Officer of SLF Inc.

Name and
Province/State and	Principal	Director
Country of Residence	Occupation	Since	Board Committee Membership

James C. Baillie Ontario, Canada	of Counsel, Torys LLP	2000	Audit Risk Review

George W. Carmany, III Massachusetts, USA	President, G.W. Carmany and Company, Inc.	2004	Investment Oversight Management Resources

John H. Clappison Ontario, Canada	Corporate Director	2006	Audit Risk Review

David A. Ganong, CM New Brunswick, Canada	Chairman, Ganong Bros. Limited	2002	Audit Governance and Conduct Review

Germaine Gibara Quebec, Canada	President, Avvio Management Inc.	2002	Investment Oversight Management Resources

Krystyna T. Hoeg Ontario, Canada	Corporate Director	2002	Audit Risk Review

David W. Kerr Ontario, Canada	Managing Partner, Edper Financial Group	2004	Investment Oversight Management Resources

Idalene F. Kesner Indiana, USA	Associate Dean of Faculty and Research and Frank P. Popoff Chair of Strategic Management, Kelley School of Business, Indiana University	2002	Governance and Conduct Review Risk Review

Mitchell M. Merin New Jersey, USA	Corporate Director	2007	Investment Oversight Management Resources Risk Review

Bertin F. Nadeau Quebec, Canada	Chairman and Chief Executive Officer, GescoLynx Inc.	1999	Governance and Conduct Review Management Resources

Ronald W. Osborne Ontario, Canada	Chairman, SLF Inc. and Sun Life Assurance	1999	Governance and Conduct Review

Hon. Hugh D. Segal, CM Ontario, Canada	Senator, Government of Canada	2009	Governance and Conduct Review Investment Oversight

Donald A. Stewart Ontario, Canada	Chief Executive Officer, SLF Inc. and Sun Life Assurance	1999	None

James H. Sutcliffe London, England	Corporate Director	2009	Audit Risk Review

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ANNUAL INFORMATION FORM 2009
Each director of SLF Inc. has been engaged for more than five years in his or her present principal occupation or in other capacities with the company or organization (or predecessor thereof) in which he or she currently holds his or her principal occupation, except: Mr. Clappison, who prior to December 2005, was the Managing Partner of the Greater Toronto Area office of PricewaterhouseCoopers LLP; Ms. Hoeg, who prior to February 2007, was President and Chief Executive Officer of Corby Distilleries Limited; Mr. Kerr, who prior to August 2006, was Chairman of Falconbridge Limited; Mr. Merin, who prior to September 2005, was President and Chief Operating Officer of Morgan Stanley Investment Management, Senator Segal, who was also President, Institute for Research on Public Policy prior to May 2006, and Mr. Sutcliffe, who prior to September 2008, was Group Chief Executive Officer of Old Mutual plc.
Except as disclosed below, no director of SLF Inc. is or has been, in the last 10 years, a director, chief executive officer or chief financial officer of a company that, while that person was acting in that capacity, (a) was the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days, or (b) was subject to an event that resulted, after that person ceased to be a director, chief executive officer or chief financial officer, in the company being the subject of a cease trade or similar order or an order that denied the company access to any exemption under Canadian securities legislation, for a period of more than 30 consecutive days. No director of SLF Inc. is or has been, in the last 10 years, a director or executive officer of a company that, while that person was acting in that capacity or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets except for the following:
(i)	Mr. Kerr is a director of CanWest Global Communications Corp. In October 2009, it filed for protection under the Companies’ Creditors Arrangement Act (CCAA) and filed for recognition and ancillary relief under Chapter 15 of the Bankruptcy Code in the United States;

(ii)	Professor Kesner, a director of SLF Inc., was a director of Harriet & Henderson Yarns, Inc. until May 2003. In July 2003, Harriet & Henderson Yarns, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code in the United States. Professor Kesner is no longer a director of Harriet & Henderson Yarns, Inc.;

(iii)	Messrs Ganong and Osborne, directors of SLF Inc., were directors of Air Canada when it filed for protection under the Companies’ Creditors Arrangement Act in April 2003. Air Canada successfully emerged from those proceedings and was restructured pursuant to a plan of arrangement in September 2004. Messrs Ganong and Osborne are no longer directors of Air Canada; and

(iv)	Mr. Osborne was a director of Nortel Networks Corporation and Nortel Networks Limited (collectively, Nortel) when on April 10, 2006 the Ontario Securities Commission (OSC) issued a management cease trade order prohibiting all directors, officers and certain other current and former employees of Nortel from trading in securities of Nortel until two business days following receipt by the OSC of all filings required to be made by Nortel pursuant to Ontario securities laws. This order resulted from Nortel’s need to restate certain previously reported financial results and related delays in filing certain of its 2005 financial results. This order was revoked effective June 8, 2006. Mr. Osborne is no longer a director of Nortel.
Audit Committee
The responsibilities and duties of the Audit Committee are set out in its charter, a copy of which is attached as Appendix A.
The Board of Directors has determined that each member of its Audit Committee is independent as defined in the Company’s Director Independence Policy and is financially literate. In the board’s judgment, a member of the Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of the Company or the auditors of the Company that the member requires, the member is able to read and understand the consolidated financial statements of the Company to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.
The members of the Audit Committee as of the date of this AIF and their qualifications and education are set out below.
Krystyna T. Hoeg (Chair) received her designation as a Chartered Accountant in Canada in 1980 while working at the firm of Touche Ross. She joined the Allied Domecq group of companies in 1985 and has held a number of senior financial positions with Hiram Walker & Sons Ltd., Hiram Walker — G&W Ltd. and Allied Domecq. In 1996, she was appointed President and Chief Executive Officer of Corby Distilleries Limited, a position she held until February 1, 2007. Ms. Hoeg joined the board of directors and audit committee of Clarica Life Insurance Company (Clarica) in 1999 and was appointed Chair of the Clarica audit committee in 2000. She joined the Board of Directors and the Audit Committee of SLF Inc. and Sun Life Assurance in

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ANNUAL INFORMATION FORM 2009
2002 and became a member of the Risk Review Committee in 2004. In 2005, she was appointed Chair of the Audit Committee. Ms. Hoeg is a director of Shoppers Drug Mart Corporation, a director and a member of the audit committee of Imperial Oil Limited, Ganong Bros. Limited, Samuel, Son & Co., Limited, Canadian Pacific Railway Limited and Canadian Pacific Railway Company and a trustee of Cineplex Galaxy Income Fund. Ms. Hoeg is also a director of Toronto East General Hospital and a member of the Canadian Audit Committee Network.
James C. Baillie is of Counsel at Torys LLP, a law firm. He was called to the Ontario Bar in 1963 and has been with the Torys firm since then, first as an associate, then a partner, then of Counsel. The only exception is his service as Chairman of the OSC from 1979 to 1981. Mr. Baillie joined the Board of Directors of SLF Inc. and Sun Life Assurance in 2000. He joined the Audit Committee of SLF Inc. and Sun Life Assurance in 2001 and became a member of the Risk Review Committee in 2003. He was appointed the Chairman of the Risk Review Committee in 2004. He has also served on the board of directors of three of SLF Inc.’s subsidiaries in the United States and was Chairman of their audit committees. Mr. Baillie is a member of the Public Accountants Council for the Province of Ontario and until October 2008, was the Chair of the Auditing and Assurance Standards Oversight Council. He is a director and chairman of the audit committee of Decision Dynamics Technology Ltd., and a director of Bridgepoint Health Canada and several other not-for-profit corporations.
John H. Clappison is a Chartered Accountant who joined the firm of Price Waterhouse in 1968. He became a Partner of the firm in 1980 and in 1990 became Managing Partner of the Greater Toronto Area office, a position he continued to hold after the merger of Price Waterhouse with Coopers & Lybrand to form PricewaterhouseCoopers in 1998, until he retired in December 2005. He was appointed a Fellow of the Institute of Chartered Accountants of Ontario in 1988. He has lectured on accounting practices at Ryerson University, the University of Toronto and the Ontario Institute of Chartered Accountants School of Accountancy. Mr. Clappison joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in 2006. He is a director and chairman of the audit committee of Cameco Corporation, a director and member of the audit committee of Rogers Communications Inc. and a trustee and Chairman of the audit committee of Canadian Real Estate Investment Trust. He is also a director of Summit Energy Holdings LLP, a board member of the Canadian Foundation for Plastic and Reconstructive Surgery and a trustee of the Shaw Festival Theatre Endowment Foundation and Roy Thomson Hall and Massey Hall Endowment Foundation.
David A. Ganong is Chairman of Ganong Bros. Limited, a confectionery manufacturer. Prior to July 2008, he was President of Ganong Bros. Limited. Mr. Ganong joined the Board of Directors of SLF Inc. and Sun Life Assurance in 2002. He served on the Risk Review Committee and the Management Resources Committee from 2002 to 2009, and the Governance and Conduct Review Committee from 2002 to 2006. Mr. Ganong joined the Audit Committee and re-joined the Governance and Conduct Review Committee in 2009. Mr. Ganong was a director of Air Canada from 1988 until 2004 and a director of New Brunswick and Canada Railway from 1985 to 2004. He is a member of the Board of Governors of The University of New Brunswick, a Canadian representative on the North American Competitiveness Council and a director of the Canadian Council of Chief Executives.
James H. Sutcliffe is a Fellow of the Institute of Actuaries. He joined Prudential plc, an international retail financial services group, in 1976. During his 21 year career at Prudential, he held progressively more senior positions in actuarial and management functions until he became Chief Operating Officer, UK in 1992 following which he became Chief Executive Officer, UK Home Office from 1993 to 1995 and Chief Executive Officer, UK from 1995 to 1997. Mr. Sutcliffe was the Deputy Chairman of Liberty International in 1998 and 1999. In 2000 he joined Old Mutual plc, an international savings and wealth management company, where from 2001 until his retirement in 2008, he was a director and Group Chief Executive Officer. He also served as a director of Nedbank Group Limited, a public company and a subsidiary of Old Mutual plc, from 2001 to 2008. Mr. Sutcliffe joined the Board of Directors, the Audit Committee and the Risk Review Committee of SLF Inc. and Sun Life Assurance in February 2009. Mr. Sutcliffe is a director and a member of the audit and risk committee and the remuneration committee of Lonmin plc, and a director and a member of the group audit and actuarial committee and the risk committee of Liberty Holdings Limited. In June 2009, Mr. Sutcliffe was appointed as the Chairman of the Board for Actuarial Standards and as a director of the Financial Reporting Council. In September 2009, he was appointed as a Senior Advisor to the Global Financial Institutions Advisory Board of CVC Capital Partners. Mr. Sutcliffe is also a trustee of Buffelshoek Trust, and was a trustee of The Nelson Mandela Legacy Trust (UK) from 2005 to 2008.
SLF Inc.’s Board of Directors has determined that Ms. Krystyna T. Hoeg is an audit committee financial expert as defined by the SEC. The SEC has indicated that the designation of a person as an audit committee financial expert does not make that person an “expert” for any purpose, or impose any duties, obligations or liabilities on that person that are greater than those imposed on members of the audit committee and board of directors who do not carry this designation or affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

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ANNUAL INFORMATION FORM 2009
Executive Officers
The following table sets out the Company’s Executive Officers as at February 11, 2010.

Province/State and
Name	Country of Residence	Position

Donald A. Stewart	Ontario, Canada	Chief Executive Officer

Jon A. Boscia	Ontario, Canada	President

Dean A. Connor	Ontario, Canada	Chief Operating Officer

Claude A. Accum	Massachusetts, USA	Executive Vice-President, Actuarial and Risk Management

Thomas A. Bogart	Ontario, Canada	Executive Vice-President and General Counsel

Kevin P. Dougherty	Ontario, Canada	President, SLF Canada and President, Sun Life Global Investments

Colm J. Freyne	Ontario, Canada	Executive Vice-President and Chief Financial Officer

Stephen C. Peacher	Massachusetts, USA	Executive Vice-President and Chief Investment Officer

Mark S. Saunders	Ontario, Canada	Executive Vice-President and Chief Information Officer

Michael P. Stramaglia	Ontario, Canada	Executive Vice-President and Chief Risk Officer

Each executive officer of SLF Inc. has held his current position or other senior positions with the Company during the past five years with the following exceptions. Prior to joining Sun Life Financial in October 2008, Mr. Boscia was Chairman and Chief Executive Officer of Lincoln Financial Group until July 2007. Prior to September 2006, Mr. Connor was President, Americas, Mercer Human Resource Consulting (Mercer) and prior to May 2005, he was President, US, Mercer. Prior to October 2009, Mr. Peacher was Managing Director, Head of Fixed Income and Liquidity Strategies at Columbia Management Group. Prior to March 2009, Mr. Saunders was Senior Technology Officer, Barclays Commercial Bank and prior to October 2006, he was Senior Vice President, Enterprise Infrastructure, BMO Financial Group.
Code of Ethics
Sun Life Financial’s approach to business conduct is based on ethical behaviour, adhering to high business standards, integrity and respect. The Board of Directors sets the “tone from the top” and satisfies itself that senior management sustains a culture of integrity throughout the organization. The Board has adopted the Sun Life Financial Code of Business Conduct that applies to all directors, officers and employees. The Sun Life Financial Code of Business Conduct may be accessed on the Sun Life Financial website at www.sunlife.com. It has been filed with securities regulators in Canada and with the SEC and may be accessed at www.sedar.com and www.sec.gov, respectively.
The Governance and Conduct Review Committee reviews the effectiveness of, and compliance with, the Code of Business Conduct, reports on its review to the Board of Directors on an annual basis, and makes recommendations on amendments as required. No waivers of the Code for directors or executive officers have been granted.

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ANNUAL INFORMATION FORM 2009
Shareholdings of Directors and Executive Officers
As at December 31, 2009, SLF Inc.’s directors and executive officers, as a group, owned, directly or indirectly, or had voting control or direction over 220,730 Common Shares of SLF Inc., or less than 1% of the total Common Shares outstanding.
Principal Accountant Fees and Services
Audit fees were billed for professional services rendered by the auditors for the audit of Sun Life Financial’s annual consolidated financial statements and segregated funds as well as services provided in connection with statutory and regulatory filings.
The following table displays the fees billed to the Company by its external auditors for the past two years.

Audit Fees

	Year Ended December 31
($ millions)	2009	2008[1]

Audit Services	20.0	20.1
Audit-Related Services	3.1	2.1
Other Services	0.2	0.2

[1]	The 2008 amounts have been adjusted from those previously disclosed to remove $1.8 million in fees relating to fiscal 2007 audits and include $3.0 million in fees relating to fiscal 2008 audits. These fees could not be estimated at the date of the Company’s prior annual information form.
Fees for audit-related services were billed for assurance and related services that are reasonably related to the performance of the audit or review of the annual consolidated financial statements and are not reported under the audit services fees category above. These services consisted primarily of reviews of the Company’s internal control reporting preparedness, CFA verifications, employee benefit plan audits and consultations concerning financial accounting and reporting not arising as part of the audit.
No material fees were billed for tax services by the Company’s external auditors in the past two years.
Other fees were paid for products and services other than the audit fees, audit-related fees and tax fees described above.
Policy for Approval of Auditor Services
SLF Inc. has established a policy requiring pre-approval of services provided by its external auditors, a copy of which is attached as Appendix B. All fees paid to SLF Inc.’s external auditors since the policy was established have been approved by the Audit Committee in accordance with the policy in effect at the relevant time.
None of the services provided by the Company’s external auditors described above were approved pursuant to the waiver of pre-approval provisions under SEC rules (paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X).
Interest of Experts
Deloitte & Touche LLP, Independent Registered Chartered Accountants and Licensed Public Accountants, are the external auditors of SLF Inc., and independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario.
Lesley Thomson, the Appointed Actuary of SLF Inc., has provided an opinion on the value of policy liabilities for SLF Inc.’s consolidated balance sheet as at December 31, 2009 and the change in the consolidated statement of operations for the year ended December 31, 2009. Ms. Thomson owned beneficially, directly or indirectly, less than 1% of all outstanding securities or other property of SLF Inc. or its affiliates when she prepared that opinion, or after that opinion was prepared, and she does not expect to receive any such securities or other property in excess of that amount in the future.

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ANNUAL INFORMATION FORM 2009
Regulatory Matters
Sun Life Financial is subject to regulation and supervision by government authorities in the jurisdictions in which it does business.
Canada
General
SLF Inc. is governed by the Insurance Act. OSFI administers the Insurance Act and supervises the activities of Sun Life Financial. SLF Inc. has all the powers and restrictions applicable to life insurance companies governed by the Insurance Act, which permits insurance companies to offer, directly or through subsidiaries or networking arrangements, a broad range of financial services, including:
•	banking services,

•	investment counselling and portfolio management,

•	mutual funds,

•	trust services,

•	real property brokerage and appraisal, and

•	merchant banking services.
The Insurance Act requires the filing of annual and other reports on the financial condition of insurance companies, provides for periodic examinations of insurance companies’ affairs, imposes restrictions on transactions with related parties, and sets out requirements governing certain aspects of insurance companies’ businesses.
OSFI supervises SLF Inc. on a consolidated basis to ensure that it has an overview of activities of SLF Inc. and its consolidated subsidiaries. This consolidated regulation includes the ability to review both insurance and non-insurance activities, whether inside or outside of Canada, conducted by subsidiaries of SLF Inc. and adequate supervisory power to bring about corrective action.
Investment Powers
Under the Insurance Act, a life insurance company must maintain a prudent portfolio of investments, subject to certain overall limitations on the amount it may invest in certain classes of investments, such as commercial loans, real estate and stocks. Additional restrictions (and, in some cases, the need for regulatory approvals) limit the type of investments which Sun Life Financial can make in excess of 10% of the voting rights or 25% of the equity of any entity.
Capital and Surplus Requirements
OSFI has established guidelines which set out the framework within which the Superintendent of OSFI will assess whether regulated insurance holding companies and non-operating life companies (collectively, Insurance Holding Companies) are maintaining adequate capital. Under these guidelines, Insurance Holding Companies and certain of their qualified foreign life insurance company subsidiaries (significant foreign life subsidiaries), are not subject to MCCSR that applies to Canadian life insurance companies. OSFI’s capital requirements do not establish minimum or targeted capital requirements for Insurance Holding Companies. Rather, Insurance Holding Companies such as SLF Inc. are expected to manage their capital in a manner commensurate with their risk profile and control environments. Significant foreign life subsidiaries are not subject to the MCCSR rules, but are expected to comply with the capital adequacy requirements imposed in the foreign jurisdictions in which they operate. For the purposes of determining available capital, an Insurance Holding Company will deduct the capital of its significant foreign life subsidiaries and then add back any excess capital or deduct any capital deficit of these subsidiaries, based upon the capital adequacy rules of the jurisdictions in which those subsidiaries operate (see Regulatory Matters — United States). The Company’s principal operating life insurance company in the United States, Sun Life Assurance Company of Canada (U.S.), is qualified as a significant foreign life subsidiary.
Sun Life Assurance is subject to the MCCSR rules on a consolidated basis. The MCCSR calculation involves using qualifying models or applying quantitative factors to specific assets and liabilities, as well as to certain off-balance sheet items, based on the following risk components: (i) asset default risk, (ii) mortality/morbidity and lapse risk, (iii) changes in interest rate environment risk, (iv) segregated fund guarantee risk, (v) off-balance sheet activity exposure and (vi) foreign exchange risk. The total capital required is the sum of the capital required calculated for each of these six risk components. OSFI uses this total, in conjunction with the amount calculated as available capital, together with other considerations, in assessing the capital adequacy of Canadian life insurance companies. OSFI generally expects life insurance companies to maintain an MCCSR of 150% or greater.

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ANNUAL INFORMATION FORM 2009
The principal elements used to calculate available capital for Insurance Holding Companies and for Canadian life insurance companies include common shares, contributed surplus, retained earnings, the participating account, accumulated currency translation account, unrealized gains and losses on available-for-sales equities, qualifying preferred shares, innovative capital instruments and subordinated debt, unamortized deferred realized gains not taken into account in the valuation of liabilities and a portion of actuarial liabilities related to future policyholder termination dividends. Funds raised by Insurance Holding Companies or Canadian life insurance companies through borrowing or issuing securities are treated as different categories of available capital, depending on the characteristics of the instrument issued.
Insurance Holding Companies and Canadian life insurance companies must then reduce the amount of their available capital by the aggregate of their goodwill and controlling interests in non-life financial corporations, non-controlling substantial investments in corporations, a portion of cash value deficiencies and credit taken on reserves on reinsurance ceded to unregistered reinsurers. OSFI may require that a higher amount of capital be available, taking into account factors such as operating experience and diversification of asset or insurance portfolios. OSFI may intervene and assume control of an Insurance Holding Company or a Canadian life insurance company if it deems the amount of available capital insufficient. Capital requirements may be adjusted by OSFI in the future as experience develops, the risk profile of Canadian life insurer’s changes, or to reflect other risks.
OSFI is considering new guidelines that would establish stand-alone capital adequacy requirements for operating life insurance companies, such as Sun Life Assurance, and that would update OSFI’s regulatory guidance for non-operating insurance companies acting as holding companies, such as SLF Inc. OSFI is also reviewing the use of internally-modeled capital requirements for segregated fund guarantees. The outcome of these initiatives is uncertain and could lead to higher levels of required capital and liquidity and limits on levels of financial leverage.
Restrictions on Dividends and Capital Transactions
The Insurance Act prohibits the declaration or payment of dividends on shares of an Insurance Holding Company or a Canadian life insurance company if there are reasonable grounds for believing the company does not have, or the payment of the dividend would cause the company not to have, adequate capital or liquidity.
The Insurance Act also prohibits the purchase for cancellation of shares issued by an Insurance Holding Company or a Canadian life insurance company or the redemption of redeemable shares or other similar capital transactions, if there are reasonable grounds for believing that the company does not have, or the payment would cause the company not to have, adequate capital or liquidity. Further, any purchase for cancellation of any shares issued by an Insurance Holding Company or a Canadian life insurance company or the redemption of redeemable shares or similar capital transactions is prohibited without the prior approval of the Superintendent of OSFI.
Restrictions on Ownership
The Insurance Act contains restrictions on the purchase or other acquisition, issue, transfer and voting of the shares of an insurance company. Pursuant to these restrictions:
•	No person is permitted to acquire any shares of SLF Inc. if the acquisition would cause the person to have a “significant interest” in any class of shares of SLF Inc., without the prior approval of the Minister of Finance of Canada.

•	SLF Inc. is not permitted to record any transfer or issue of shares of SLF Inc. if the transfer or issue would cause the person to have a significant interest in SLF Inc., unless prior approval is obtained from the Minister of Finance of Canada.

•	No person who has a significant interest in SLF Inc. may exercise any voting rights attached to the shares held by that person, unless prior approval of the Minister of Finance of Canada is obtained.
A person has a significant interest in a class of shares where the aggregate of any shares of that class beneficially owned by that person, any entity controlled by that person and any person acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares.
Under the Insurance Act, the Minister of Finance, Canada may approve only the acquisition of a significant interest of up to 30% of any class of non-voting shares and up to 20% of a class of voting shares, provided that the person acquiring those shares does not have direct or indirect influence over SLF Inc. that, if exercised, would result in that person having control in fact of SLF Inc. In addition, the Insurance Act prohibits life insurance companies, including SLF Inc., from recording a transfer or issuing shares of any class to Her Majesty in right of Canada or of a province, an agent of Her Majesty, a foreign government or an agent of a foreign government.

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ANNUAL INFORMATION FORM 2009
SLF Inc. is required to continue to control, but not wholly own, Sun Life Assurance. Any shares of Sun Life Assurance that are not owned by SLF Inc. are required to meet the widely held criteria (no individual may own more than 10% of any class of shares without prior approval of the Minister of Finance, Canada). The 20% limit on voting share ownership and 30% limit on non-voting share ownership apply to the direct and indirect cumulative ownership of Sun Life Assurance, with the effect that no single investor will be able to use the holding company structure to exceed the ownership restrictions.
Appointed Actuary
In accordance with the Insurance Act, SLF Inc.’s Board of Directors has appointed a Fellow of the Canadian Institute of Actuaries as its “Appointed Actuary”. The Appointed Actuary must provide an opinion on:
•	the value of the Company’s consolidated policy liabilities as at the end of each period in accordance with accepted actuarial practices, including the selection of appropriate assumptions and methods,

•	whether the amount of policy liabilities makes appropriate provisions for all obligations to policyholders, and

•	whether the valuation of liabilities is fairly presented in the consolidated financial statements.
The Insurance Act requires that the Appointed Actuary meet with the Board of Directors or the Audit Committee at least once in each financial year to report, in accordance with accepted actuarial practice, on the Company’s financial position and its expected future financial condition. The Appointed Actuary must report to the Chief Executive Officer and the Chief Financial Officer of SLF Inc. if the Appointed Actuary identifies any matters that, in the Appointed Actuary’s opinion, could have material adverse effects on the financial condition of SLF Inc.
Provincial/Territorial Insurance Regulation
Sun Life Financial is subject to provincial regulation and supervision in each province and territory in Canada in which it carries on business. Provincial insurance regulation is concerned primarily with the form of insurance contracts and the sale and marketing of insurance and annuity products, including the licensing and supervision of insurance producers. Individual variable insurance and annuity products and the underlying segregated funds to which they relate are subject to guidelines adopted by the Canadian Council of Insurance Regulators and incorporated by reference into provincial insurance regulations. These guidelines govern a number of matters relating to the sale of these products and the administration of the underlying segregated funds. Sun Life Financial is licensed to carry on business in all provinces and territories in Canada.
Privacy of Customer Information
Canadian federal, and some provincial, laws and regulations require financial institutions to protect the security and confidentiality of customer information. This includes financial institutions notifying customers about their policies and practices relating to their collection and disclosure of customer information and their policies to protect the security and confidentiality of that information. These laws also regulate disclosure of customer information.
Anti-Money Laundering Legislation
The Proceeds of Crime (Money Laundering) and Terrorist Financing Act, Canada, contains measures to assist in detecting, deterring, and facilitating the investigation of money laundering and terrorist financing offences. This legislation and the associated regulations impose reporting, recordkeeping and “know your customer” obligations on SLF Inc. and certain of its subsidiaries.
Securities Laws
Certain of SLF Inc.’s subsidiaries in Canada, certain of their employees or sales representatives and certain of the products offered by these subsidiaries are registered with provincial and territorial securities commissions and are subject to regulation and supervision under securities laws in each of the provinces and territories of Canada.

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ANNUAL INFORMATION FORM 2009
United States
General Regulation at the State Level
In the United States, each state, the District of Columbia, and U.S. territories and possessions have insurance laws that apply to companies licensed to carry on an insurance business in the jurisdiction. The primary regulator of an insurance company, however, is located in its state of domicile. Most jurisdictions have laws and regulations governing the financial aspects of insurers, including standards of solvency, reserves, reinsurance, capital adequacy and the business conduct of insurers. In addition, the laws of the various states establish state insurance departments with broad administrative powers to approve policy forms and related materials and, for certain lines of insurance, approve rates, grant and revoke licenses to transact business, regulate trade practices, license agents, and require statutory financial statements. The primary purpose of such regulation by the state insurance departments is for the benefit of policyholders and consumers, rather than shareholders.
Insurance companies are required to file detailed annual and quarterly financial statements with state insurance regulators in each of the states in which they are licensed, and their business and accounts are subject to examination by such regulators at any time. Regulators have authority to limit or prohibit the ability to issue new policies if, in their judgment, an insurer is not maintaining minimum statutory surplus or capital or if the further transaction of business would be detrimental to policyholders. As part of their routine oversight process, state insurance departments conduct detailed examinations periodically (generally every three to five years) of the books, records, accounts and market conduct of insurance companies domiciled in their states. In addition to the market conduct component of the periodic examinations, states will on occasion perform market conduct reviews that may cover, among other things, content of disclosures, illustrations, advertising, sales practices and complaint handling. Examinations are sometimes conducted in cooperation with the departments of other states under guidelines published by the National Association of Insurance Commissioners (NAIC).
SLF Inc. does not carry on business and is not regulated as an insurance company in the United States but is the direct or indirect owner of the capital stock of Sun Life Assurance and several U.S. insurance subsidiaries that are regulated as insurance companies in the United States. U.S. regulated insurance companies generally are subject to the insurance holding company laws and regulations in the states in which they are domiciled (or deemed to be commercially domiciled). SLF Inc.’s U.S. insurance subsidiaries are domiciled in Connecticut, Delaware, New York, Rhode Island, Texas and Vermont. Michigan is Sun Life Assurance’s “state of entry” and it is treated as the state of domicile for Sun Life Assurance’s U.S. branch (the U.S. Branch) for purposes of the insurance holding company laws. As a special purpose financial captive insurance company, SLF Inc.’s Vermont insurance subsidiary is not subject to insurance holding company laws. Most states’ insurance holding company laws generally require each insurer that is domiciled therein and that is a member of a holding company system to register with the insurance regulatory authority of that state and, annually, to furnish those authorities with certain reports that include information concerning capital structure, ownership, financial condition, certain intercompany transactions and general business operations. In addition, under most states’ holding company laws, transactions within the holding company system to which the domestic insurer is a party must be fair and equitable and such insurer’s policyholder surplus following any such transaction must be both reasonable in relation to its outstanding liabilities and adequate for its needs. Most states require prior regulatory approval of the change of control of the domestic insurer or an entity that controls the domestic insurer and prior notice or regulatory approval of certain intercompany transfers of assets or other material affiliate transactions to which a domestic insurer is a party. Generally, under such laws, a state insurance authority must approve in advance the direct or indirect acquisition of 10% or more of the voting securities of an insurance company domiciled in the state.
The U.S. Branch is licensed to transact business in every state in the United States (except New York, where it is an accredited reinsurer), the District of Columbia, Puerto Rico and the U.S. Virgin Islands. SLF Inc.’s U.S. insurance subsidiaries are, collectively, licensed to transact business in all states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands.
Restrictions on Dividends
The U.S. insurance holding company laws and regulations of various states regulate the amount of dividends that an insurance company may pay to its parent without prior regulatory approval. In addition, covenants in surplus notes issued by Sun Life Assurance Company of Canada (U.S.) (Sun Life (U.S.)) affect its ability to pay dividends by requiring it to maintain certain levels of surplus. SLF Inc.’s Vermont domestic captive insurance company is permitted by the Vermont Insurance Commissioner to pay dividends or distributions from its capital and surplus only to the extent that its total adjusted capital following the payment exceeds specified risk-based capital levels.

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ANNUAL INFORMATION FORM 2009
NAIC IRIS Ratios
The NAIC has developed a set of financial relationships or “tests” known as the Insurance Regulatory Information System (IRIS) to assist state regulators in monitoring the financial condition of insurance companies and identifying companies that may require special attention or action by insurance regulatory authorities. A second set of confidential ratios, called the Financial Analysis Solvency Tracking System, is also used for monitoring. Insurance companies generally submit data to the NAIC, which in turn analyzes the data using prescribed financial data ratios, each with defined “usual ranges”. Generally, if four or more of an insurance company’s ratios fall outside the usual ranges, regulators will begin to investigate or monitor the company. Regulators have the authority to impose remedies with various degrees of supervision, ranging from increased monitoring to certain business limitations. For the 12 months ended December 31, 2008, the most recent period for which results are available, the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries were within the usual ranges for most of the IRIS ratios. The ratios which were outside the usual ranges did not indicate any adverse solvency issues.
Statutory Investment and Other Valuation Reserves
Under NAIC rules, life insurance companies must maintain an asset valuation reserve (AVR). These reserves are recorded for purposes of statutory accounting practices; they are not recorded under the provisions of Canadian GAAP and therefore have no impact on SLF Inc.’s reported results of operations or financial position. These reserves affect the determination of statutory surplus, and changes in such reserves may affect the ability of a U.S. life insurance subsidiary to pay dividends or other distributions to its parent and also may affect the amounts required to be maintained in trust by the U.S. Branch (see discussion below under “Minimum Statutory Surplus and Capital”). The size of the AVR, which is a provision for potential asset credit defaults, will depend upon future composition and results of the investment portfolios of the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries.
Michigan insurance law and the laws of several other states require life insurance companies to analyze the adequacy of their reserves annually. The appointed actuary for the U.S. Branch must submit an opinion that such reserves, when considered in light of the assets held with respect to those reserves, make adequate provision for the U.S. Branch’s associated contractual obligations and related expenses. The appointed actuary for each of the U.S. life insurance subsidiaries is required to submit a similar annual opinion. If such opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus.
The move toward a principles-based approach for determining reserves and regulatory minimum capital for life and variable annuity business continues in the United States. This approach uses more sophisticated model-based approaches that capture the wide range of risks in insurance products instead of static ratios and formulas for determining solvency requirements. The NAIC Variable Annuity Commissioners Annuity Reserve Valuation Method (VACARVM) is a new principles-based reserve standard designed to improve statutory reserving for variable annuity products with guaranteed death and living benefits. While VACARVM was effective December 31, 2009, the U.S. life insurance industry and the NAIC are continuing to work through several implementation issues. Preliminary analysis of the effect of VACARVM on the NAIC reserves required for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries indicates that modest reserve strengthening may be required.
For year-end 2009 reporting purposes, risk-based capital (RBC) for residential mortgage-backed securities (RMBS) will be determined using a financial model instead of credit ratings pursuant to a recently adopted NAIC proposal. The process will rely on a proprietary model developed by an outside vendor selected by the NAIC. A preliminary analysis performed by the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries using the model indicates an adverse impact on their RBC ratios. Nevertheless, the RBC ratios for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries as of December 31, 2009 exceeded the levels under which any regulatory or corrective action would be required.
Risk-based Capital Requirements
All states have RBC requirements for life, health and property and casualty insurance companies. Regulators use these RBC calculations to assess the sufficiency of an insurer’s capital and to measure the risk characteristics of a company’s assets, liabilities and certain off-balance sheet items. The RBC formula for life insurance companies measures the ratio of the company’s statutory capital to the minimum capital required by the RBC formula. The RBC formula for life insurance companies measures exposures to investment risk, insurance risk, interest rate and other market risks and general business risk by applying factors to various asset, premium and liability items. Within a given risk category, these factors are higher for those items with greater underlying risk and lower for items with lower underlying risk. The RBC ratio is calculated by dividing total adjusted capital by RBC. Total adjusted capital consists of statutory capital, surplus and the AVR. RBC is normally expressed in terms of the company action level (CAL) with the adequacy of an insurance company’s capital being assessed against its CAL. Insurers considered to have inadequate capital are subject to varying degrees of regulatory action, depending on the level of capital inadequacy. If a company’s RBC is less than or equal to 100% of the CAL, a comprehensive plan will need to be submitted to the company’s state regulator. The RBC ratios for the U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries as of December 31, 2009 exceeded the levels under which any regulatory or corrective action would be required.

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ANNUAL INFORMATION FORM 2009
Minimum Statutory Surplus and Capital
The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are required to have minimum statutory surplus and capital of various amounts, depending on the state(s) in which they are licensed and the types of business that they transact.
The U.S. Branch, as the branch of an alien insurer, is required to maintain a certain amount of assets in trust with a financial institution acceptable to the Commissioner of Michigan’s Office of Financial and Insurance Regulation (Michigan Commissioner) in an amount at all times at least equal to the sum of the U.S. Branch’s reserves and other liabilities, the minimum required capital and surplus and any additional amounts considered necessary by the Michigan Commissioner to cover the U.S. Branch’s liabilities, plus a portion of its surplus in the United States. Generally, these assets are available only to meet obligations of Sun Life Assurance to its U.S. policyholders, claimants and other U.S. Branch creditors. Amendments to the trust agreement must be approved by the Michigan Commissioner. As at December 31, 2009, the U.S. Branch had assets in trust in excess of Michigan’s requirements.
Regulation of Investments
The U.S. Branch and SLF Inc.’s U.S. life insurance subsidiaries are subject to state laws and regulations that require diversification of their investment portfolios and limit the amount of investments in certain investment categories such as below-investment-grade fixed income securities, equity real estate, foreign investments and equity investments. Failure to comply with these laws and regulations would cause investments exceeding regulatory limits to be treated as non-admitted assets for purposes of measuring surplus and, in some instances, would require divestiture of such non-qualifying investments.
Insurance Guaranty Assessments
All states, the District of Columbia and Puerto Rico require insurers to participate in the local insurance guaranty association. The associations may levy assessments for policyholder losses incurred by impaired or insolvent insurers. Generally, assessments up to certain prescribed limits are based upon the proportionate share of premiums written by member insurers in the lines of business in which the impaired or insolvent insurer is engaged. A large part of the assessments paid by Sun Life Financial pursuant to these laws may be used as credits for a portion of its U.S. premium taxes.
General Regulation of Insurance at the Federal Level
Although the U.S. federal government does not directly regulate the insurance business, federal legislation and administrative policies in several areas affect the insurance business, including pension regulation, age and sex discrimination, investment company regulation, financial services regulation and federal taxation. For example, the U.S. Congress has, from time to time, considered legislation related to the deferral of taxation on the accretion of value within certain annuities and life insurance products, limitations on antitrust immunity, the alteration of the federal income tax structure and the availability of 401(k) or individual retirement accounts.
Legislation has been introduced in recent years which could result in the U.S. federal government’s assuming a more direct role in the regulation of the life insurance industry. The U.S. Congress is considering legislation that would establish a federal insurance office in the Department of Treasury. If that legislation is enacted, the U.S. federal government would have authority to monitor aspects of the life insurance industry, collect data on the industry, and exercise certain other powers, although it would not have direct regulatory authority over life insurers.
Under U.S. Federal legislation, the USA PATRIOT Act of 2001 (PATRIOT Act) applies to financial institutions. The PATRIOT Act, among other things, seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism, money laundering or other illegal activities applicable to the insurance industry. Regulations applicable to the insurance industry require insurance companies issuing “covered products” to implement anti-money laundering programs and file suspicious activity reports with the U.S. Treasury Department. Sun Life Assurance and SLF Inc.’s U.S. insurance subsidiaries that issue covered products and broker-dealer subsidiaries have implemented anti-money laundering programs to comply with the PATRIOT Act regulations and with the Office of Foreign Assets Control requirements with respect to anti-terrorist financing.
The Internal Revenue Service (IRS) has announced its intention to issue regulations with respect to the computation of the dividends-received deduction (DRD) on separate account assets held in connection with variable annuity contracts. If enacted, these could result in the elimination of some or all of the separate account DRD tax benefit that the Company ultimately receives. Any regulations that the IRS proposes to issue on this matter will be subject to public comment before they are finalized. The timing, substance and effective date of the new regulations are unknown.

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ANNUAL INFORMATION FORM 2009
Privacy of Customer Information
U.S. federal and state laws require financial institutions, including insurers, to protect the security and confidentiality of customer information and to notify customers about the institution’s policies and practices relating to its collection, use, and disclosure of customer information and its policies that protect the security and confidentiality of that information. U.S. federal and state laws also regulate disclosure of customer information. The U.S. Congress and state legislatures are considering additional laws and regulations to further protect customer information.
Securities Laws
Certain subsidiaries of SLF Inc. and certain contracts, policies and funds offered or managed by these subsidiaries are subject to regulation under U.S. federal securities laws and administered by the SEC and under certain state securities laws.
Several of SLF Inc.’s U.S. subsidiaries issue products, such as variable annuity contracts and variable life insurance policies, which are registered with the SEC as investment companies under the Investment Company Act of 1940, as amended (1940 Act) and the Securities Act of 1933, as amended (Securities Act). Certain of SLF Inc.’s U.S. subsidiaries provide investment management services to other products, such as the MFS funds, which similarly are registered as investment companies under the 1940 Act and the Securities Act. The 1940 Act and the Securities Act impose various obligations on registered investment companies, including disclosure, operational, recordkeeping and reporting requirements and, in the case of the 1940 Act, prohibitions on certain transactions with affiliates.
To the extent that variable annuities, variable life insurance or any other products are deemed to be securities under U.S. federal or state securities laws, they are qualified for sale as needed in certain states in the United States and the District of Columbia. Marketing and sales of securities products are subject to the Securities Exchange Act of 1934, as amended (Exchange Act), and regulations promulgated by the Financial Industry Regulatory Authority.
The investment management activities of SLF Inc.’s U.S. subsidiaries are subject to federal and state laws and regulations in the jurisdictions where they conduct business. MFS and certain of SLF Inc.’s other U.S. subsidiaries are registered as investment advisers under the Investment Advisers Act of 1940, as amended, which imposes various obligations on registered investment advisers, including fiduciary duties, disclosure, operational, recordkeeping and reporting requirements.
Registered investment companies and investment advisers are regulated by and subject to examination by the SEC. The SEC is authorized to institute proceedings and impose sanctions for violations of the U.S. federal securities laws. Failure to comply with applicable securities laws could subject SLF Inc.’s investment advisory subsidiaries to a range of regulatory sanctions, including censure, limitations on the registrant’s activities, and termination of registration, and could subject its registered investment companies to a cessation of sales or rescission of securities sold.
Sun Life (U.S.) files periodic reports with the SEC under the Exchange Act. Certain of SLF Inc.’s U.S. subsidiaries are registered as broker-dealers under the Exchange Act and are subject, for example, to the SEC’s net capital rules, and are members of, and subject to regulation by, the Financial Industry Regulation Authority. Certain other U.S. subsidiaries of SLF Inc. are registered as transfer agents under the Exchange Act.
Certain U.S. subsidiaries of SLF Inc. issue fixed index annuities, which are currently not required to be registered under the Securities Act. The SEC recently adopted Rule 151A, which will prospectively require SEC registration and regulation of these products as securities rather than exclusively as insurance products.
United Kingdom
Insurance Regulation
SLF Inc. does not carry on business and is not regulated as an insurance company in the United Kingdom but is the indirect owner of the capital stock of several U.K. insurance subsidiaries that are regulated by the United Kingdom Financial Services Authority (FSA). SLF Inc.’s U.K. life insurance subsidiaries, Sun Life Assurance Company of Canada (U.K.) Limited (Sun Life (U.K.)) and Lincoln Assurance Limited (LAL) carry on certain regulated activities as principal and by way of business in the United Kingdom in relation to long-term contracts of insurance and are required to be authorized and regulated under the Financial Services and Markets Act 2000 (FSM Act) by the FSA. All insurance companies authorized under the FSM Act are required to conduct their business in accordance with the senior management arrangements, systems and controls, prudential and conduct of business rules and guidance set out in the FSA Handbook of Rules and Guidance (FSA Handbook), including the Principles for Businesses contained in the High Level Standards of the FSA Handbook. These include a requirement for firms, including insurance companies authorized under the FSM Act, to maintain systems, procedures and controls appropriate to the nature, scale and complexity of their business, to conduct their business with due regard to the interests of their customers and to treat them fairly. Insurance companies that are authorized under the FSM Act are also required under the General Prudential Sourcebook and the Prudential Sourcebook for Insurers (INSPRU) (which are part of the FSA Handbook) to file financial

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statements and other information with the FSA on an annual basis (with certain information now required to be submitted semi-annually). The regulatory requirements determined at the European Union level are also enacted in the United Kingdom. As a member of the European Union, the United Kingdom is subject to European regulation and a number of relevant European Commission Directives that have been published. While being authorized and regulated by the FSA, Sun Life (U.K.) and LAL are also required to comply with the conduct of business standards of the Irish Financial Services Regulatory Authority in respect of the Company’s book of Irish policies, which are in run-off.
Long-term Assets and Liabilities
In accordance with the rules set out in the FSA Handbook, each of Sun Life (U.K.) and LAL are required to maintain a separate account and records in respect of its long-term insurance business and to apply the assets and liabilities attributable to its long-term insurance business to a long-term insurance fund, separate from the assets and liabilities attributable to their non-life insurance business, if any, or to shareholders. Within their respective long-term insurance funds, each of Sun Life (U.K.) and LAL maintain separate sub-funds in respect of assets and liabilities attributable to its participating insurance business and to its non-participating insurance business. The FSA rules set out in the INSPRU impose restrictions on Sun Life (U.K.) and LAL from applying assets attributable to their long-term insurance businesses for purposes other than their long-term businesses.
Capital Resources Requirements
The FSA requires that insurance companies authorized under the FSM Act satisfy the capital resource requirements set out in the INSPRU. The INSPRU requires insurers to meet the higher of two capital adequacy standards. The first is the long-term insurance capital requirement, which is prescriptive and based on European Commission minimum solvency requirements. The second is the individual capital adequacy framework, which requires each insurer to self-assess what an appropriate amount of capital would be for its business to hold, taking into account the various risks that the insurer faces. The FSA reviews this self-assessment and gives the insurance company individual capital guidance (i.e. the amount of any additional capital the FSA believes the company should hold), where appropriate.
Failure to maintain adequate capital resources is one of the grounds on which the FSA may exercise its wide powers of intervention provided for in the FSM Act. Currently, Sun Life (U.K.) and LAL meet their capital resources requirements in the United Kingdom.
Restrictions on Dividends and Capital Transactions
Insurance companies in the United Kingdom are subject to the provisions of the Companies Act 1985 governing the payment of dividends, which prevent any distribution by a company except out of profits available for this purpose. In addition, each of Sun Life (U.K.) and LAL are prohibited from transferring any assets maintained in the account for participating policies to its shareholders and can only pay dividends out of non-participating surplus once this has been transferred from the long-term fund to the shareholders’ fund after the annual valuation.
Financial Ombudsman Service
The FSM Act provides for the establishment of an Ombudsman service to provide consumers with a free, independent service to enable disputes with financial firms to be resolved. The rules defining how the Financial Ombudsman Service operates are written by the FSA, however, although the two organizations operate closely together, they are operationally independent. The Financial Ombudsman Service is funded partly by a statutory levy on authorized firms and partly by a case fee in respect of cases referred to it.
Financial Services Compensation Scheme
The Financial Services Compensation Scheme (FSCS) established under the FSM Act provides for the protection of certain individual financial services customers in the United Kingdom who may be affected by the inability of financial services companies, including insurance companies, who carry on regulated business in the United Kingdom to meet their liabilities. The FSCS is funded by statutory levies on authorized and regulated companies.
Intervention
The FSA has extensive powers to intervene in the affairs of an authorized insurance company. These include the power to fine the insurance company and to vary or cancel its permission to carry on regulated activities in the United Kingdom, to request information or documents, to investigate the business of the insurance company and to require the company to take appropriate actions to satisfy required threshold conditions for authorization. In addition, the FSA operates its Approved Persons regime wherein named individuals are approved by the FSA to perform certain defined functions. They are required to adhere to specific principles of behaviour and may be subject to a range of censures for breaches of these principles.

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ANNUAL INFORMATION FORM 2009
Regulatory Methodology
The FSA has adopted a risk and principles based regulatory methodology. Where possible, its focus is towards the outcomes achieved by firms and individuals, rather than primarily applying a prescriptive, rules-based regime to regulate processes. During 2009, this approach has been reaffirmed in a number of key note addresses. The FSA has also highlighted that as part of outcomes focussed regulation that it wishes to work more closely with firms, particularly as strategic initiatives are announced, to fully work through the implications of any such changes and challenge managements thinking at an early stage to ensure the correct regulatory outcomes. Treating Customers Fairly continues to be a major factor within the scope of regulatory reviews. The current major future reform proposal is the European Union’s Solvency II Directive. This would implement a far reaching change to insurance companies’ regulatory framework. The intention is to implement firm-specific and risk-based solvency requirements to better reflect the risks that companies face. This would also amend the current supervisory system so that it is consistently implemented across all member states. The rules for Solvency II remain in draft, although it is expected that Solvency II will be implemented in 2012.
Securities Laws
Lincoln Investment Managers (LIM) and Lincoln Unit Trust Managers (LUTM) are authorised and Regulated by the FSA. They carry on certain regulated activities as principal and by way of business in the United Kingdom in relation to investment activity and therefore are required to be authorized and regulated under the FSM Act by the FSA. They are required to conduct their business in accordance with the senior management arrangements, systems and controls, prudential and conduct of business rules and guidance set out in the FSA Handbook, including the Principles for Businesses contained in the High Level Standards of the FSA Handbook. These include a requirement for firms, including investment companies authorized under the FSM Act, to maintain systems, procedures and controls appropriate to the nature, scale and complexity of their business, to conduct their business with due regard to the interests of their customers and to treat them fairly. They are required under the FSM Act and under the General Prudential Sourcebook to file their financial statements and other information with the FSA on an annual basis (with certain information now required to be submitted semi-annually). The regulatory requirements determined at the European Union level are also enacted in the United Kingdom. As a member of the European Union, the United Kingdom is subject to European regulation and a number of relevant European Commission Directives that have been published.
Other Jurisdictions
In each of the countries in which subsidiaries or joint ventures of Sun Life Financial operate, local regulatory authorities supervise and monitor their business and financial condition. In a number of countries, certain insurance subsidiaries or joint ventures are required to meet specific minimum working and regulatory capital requirements.
Risk Factors
Risk factors have an impact on the value of the Company. Effective risk management is one of the ways Sun Life Financial protects and enhances value by providing a risk framework to maximize opportunity, minimize exposure, and limit uncertainty. Risk is not necessarily eliminated, but it needs to be managed to achieve the Company’s overall corporate objectives.
Further explanation of Sun Life Financial’s risk management approach and the categories of risk relating to Sun Life Financial and its businesses, and the accounting and actuarial assumptions and estimates used by Sun Life Financial in the preparation of its financial statements, can be found in the sections under Risk Management, Accounting Policies and Critical Accounting Estimates in SLF Inc.’s 2009 MD&A, available on SEDAR at www.sedar.com and with the SEC at www. sec.gov. and is incorporated herein by reference.
Credit Risk
Credit risk is the uncertainty of receiving amounts Sun Life Financial is owed by financial counterparties. Sun Life Financial is subject to credit risk arising from issuers of securities held in the Company’s investment portfolio, debtors (e.g. mortgagors), structured securities, reinsurers, derivative counterparties, other financial institutions (e.g. amounts held on deposit) and other entities. Losses may occur when a counterparty fails to make timely payments pursuant to the terms of the underlying contractual arrangement and/or when the counterparty’s credit rating or risk profile otherwise deteriorates. Credit risk can also arise in connection with deterioration in the value of or ability to realize on any underlying security that may be used to collateralize the debt obligation (e.g. real estate property values in the case of mortgage obligations). Credit risk can occur at multiple levels: as a result of broad economic conditions, challenges within specific sectors of the economy, or from issues affecting individual companies. Events that result in defaults, impairments or downgrades of the securities in its investment portfolio would cause Sun Life Financial to record realized or unrealized losses and increase its provisions for asset default, adversely impacting earnings.

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ANNUAL INFORMATION FORM 2009
Continued volatility in the capital markets, including deteriorating credit and negative real estate risk indicators, fluctuations in macro economic factors, and assumed loss given default expectations, may have a significant impact on the value of the fixed income assets in Sun Life Financial’s investment portfolio. Events that result in defaults, impairments or downgrades of the securities within its investment portfolio would cause Sun Life Financial to record realized or unrealized losses and increase its provisions for asset default, adversely impacting earnings. For example, the Company’s asset-backed portfolio is highly sensitive to fluctuations in macro economic factors, assumed default rates for the underlying collateral pool and loss given default expectations. In addition, the Company’s asset-backed portfolio has exposure to lower rated securities that are highly leveraged, with relatively small amounts of subordination available below the Company’s securities to absorb losses in the underlying collateral pool. For these securities, if a relatively small percentage of the underlying collateral pool defaults, the Company may lose all of its principal investment in the security.
As part of its overall risk management strategy, Sun Life Financial maintains various hedging programs that employ the use of derivatives. Market conditions determine the availability and cost of the derivative protection. Although Sun Life Financial deals primarily with highly rated counterparties, a counterparty’s insolvency or its inability or unwillingness to make payments under the terms of the derivative agreement could have an adverse effect on Sun Life Financial’s business.
Sun Life Financial purchases reinsurance for certain risks underwritten by its various insurance businesses. Reinsurance does not relieve Sun Life Financial’s insurance businesses of their direct liability to policyholders and accordingly, the Company bears credit risk with respect to its reinsurers. Although Sun Life Financial deals primarily with highly rated reinsurers, a deterioration in these credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement could have an adverse effect on the Company’s profitability and financial position.
Equity Market Risk
Equity market risk is the potential for financial loss arising from price changes or volatility in equity markets. Equity market price declines and volatility impacts both assets and liabilities and could adversely affect Sun Life Financial’s business, profitability and capital requirements in several ways.
The Company’s primary exposure to equity risk is through its segregated fund products and variable annuities which provide benefit guarantees linked to underlying fund performance. These benefit guarantees may be triggered upon death, maturity, withdrawal or annuitization, depending on the market performance of the underlying funds. The Company provides these guarantees through the individual segregated fund business reported in its SLF Canada business segment, the variable annuities business reported in its SLF U.S. business segment, and in the Run-off reinsurance business reported in its Corporate business segment.
The ultimate cost of providing for these guarantees with respect of the Company’s segregated fund and variable annuity products is uncertain, and will depend upon a number of factors including general capital market conditions, policyholder behaviour and insurance experience, and may result in negative impacts on net income and capital. The Company has implemented hedging programs, involving the use of derivative instruments to help mitigate a portion of the equity market-related volatility in the cost of providing for these guarantees.
These programs are primarily focused on hedging the expected economic costs associated with providing the above-mentioned segregated fund and variable annuity guarantees. Since the economic value of benefits being hedged will generally differ from the financial statement value (due to different valuation methods and the inclusion of valuation margins in respect of financial statement values), this approach will result in residual volatility to equity market shocks in reported income and capital. The general availability and cost of these hedging instruments may be adversely impacted by a number of factors, including volatile and declining equity and interest rate market conditions.
Sun Life Financial’s hedging strategy is applied both at the line of business/product level and enterprise level using a combination of static (i.e. purchasing of longer dated equity put options) and dynamic (i.e. frequent rebalancing of short-dated equity futures derivative contracts) hedging techniques.
These hedging programs may themselves expose the Company to other risks such as basis risk (the risk that hedges do not exactly replicate the underlying portfolio experience), derivative counterparty credit risk, liquidity risk, model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact the Company’s profitability and financial position. While the Company’s hedging programs include various elements aimed at mitigating these effects (for example, hedge counterparty credit risk is managed by maintaining broad diversification, dealing primarily with highly rated counterparties and transacting through ISDA agreements that generally include applicable credit support annexes), residual risk and potential reported earnings and capital volatility remain.

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ANNUAL INFORMATION FORM 2009
The Company actively monitors its overall equity market exposure and may implement tactical hedge overlay strategies (primarily in the form of equity futures contracts) to align expected earnings sensitivities with enterprise risk management objectives.
The Company derives a portion of its revenue from fee income generated by its asset management businesses and from certain insurance and annuity contracts where fee income is levied on account balances that directionally move in line with general equity market levels. Accordingly, adverse fluctuations in the market value of such assets would result in corresponding adverse impacts on the Company’s revenue and net income. In addition, declining and volatile equity markets may have a negative impact on sales and redemptions (surrenders) for this business, resulting in further adverse impacts on the Company’s net income and financial position. Sun Life Financial also has direct exposure to equity markets as a result of the investments supporting other general account liabilities, surplus and employee benefit plans. These exposures generally fall within the Company’s risk taking philosophy and appetite and, hence, are generally not hedged.
The Company holds private equity investments where the timing and amount of income is difficult to predict causing investment income to vary from quarter to quarter.
Real estate equity market risk is the risk of financial loss arising from ownership of, or loans on, real property, leasehold interest, ground rents and purchase and leaseback transactions. Real estate risk may arise from external market conditions, inadequate property analysis, inadequate insurance coverage, inappropriate real estate appraisals or from environmental risk exposures. Fluctuations in the value of these asset types will also impact the Company’s profitability and financial position. Sun Life Financial holds direct equity real estate investments supporting general account liabilities and surplus.
Interest Rate Risk
Interest rate risk is the potential for financial loss arising from changes or volatility in interest rates and/or credit spreads, when asset and liability cash flows do not coincide.
Significant changes or volatility in interest rates and/or credit spreads could have a negative impact on sales of certain insurance and annuity products, and adversely impact the expected pattern of redemptions (surrenders) on existing policies. Increases in interest rates and/or widening credit spreads may increase the risk that policyholders will surrender their contracts, forcing the Company to liquidate investment assets at a loss and accelerate recognition of certain acquisition expenses. While Sun Life Financial has established hedging programs in place and its insurance and annuity products often contain surrender mitigation features, these may not be sufficient to fully offset the adverse impact of the underlying losses on asset sales.
Conversely, declines in interest rates and/or narrowing credit spreads may result in increased asset calls, mortgage prepayments and net reinvestment of positive cash flows at lower yields. Any of these events may have an adverse impact on Sun Life Financial’s profitability and financial position. Lower interest rates and/or a narrowing of credit spreads can also cause a compression of the net spread between interest earned on investments and interest credited to policyholders. As well, certain products have explicit or implicit interest rate guarantees (in the form of settlement options, minimum guaranteed crediting rates and guaranteed premium rates) and, if investment returns fall below those guarantee levels, the Company may be required to increase actuarial liabilities, negatively affecting net income and capital. The guarantees attached to these products may be applicable to both past premiums collected and future premiums not yet received.
A sustained low interest rate environment may adversely impact primary demand for a number of the Company’s core insurance offerings, requiring a significant repositioning of the product portfolio. This may contribute to adverse developments in revenues and cost trends and, hence, overall profitability.
Credit spreads on corporate bonds experienced significant moves during the fourth quarter of 2008 and in early 2009. Credit spreads widened to levels of about three times their long term average and then, for most asset classes, narrowed back to levels generally near their long term average by the end of 2009. A subsequent widening of credit spreads may have a material impact on the value of fixed income assets, resulting in further depressed market values. A decrease in the market value of assets due to credit spread widening may lead to losses in the event of the liquidation of assets prior to maturity. In contrast, credit spread tightening may result in reduced investment income on new purchases of fixed income assets.
Sun Life Financial also has direct exposure to interest rates and credit spreads from investments supporting other general account liabilities (without interest guarantees), surplus and employee benefit plans. Lower interest rates and/or a narrowing of credit spreads will result in reduced investment income on new fixed income asset purchases. Conversely, higher interest rates and/or wider credit spreads will reduce the value of the Company’s existing assets.

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ANNUAL INFORMATION FORM 2009
Sun Life Financial has implemented hedging programs involving the use of derivative instruments and repurchase agreements to reduce its exposure to interest rate risk. The general availability and cost of these hedging instruments may be adversely impacted by changes in interest rate levels and volatility. In addition, these hedging programs may themselves expose the Company to other risks such as basis risk (the risk that hedges do not exactly replicate the underlying equity exposure), derivative counterparty credit risk (see Credit Risk section), pledging collateral or making payments to courterparties (for the decline in the market value of specific assets), model risk and other operational risks. These factors may adversely impact the net effectiveness, costs and financial viability of maintaining these hedging programs and therefore adversely impact the Company’s profitability and financial position.
Risk of Sustained Economic Downturn
In 2008, global capital markets significantly deteriorated, leading to a worldwide economic downturn. Although capital markets have somewhat recovered in 2009, economic growth has been weak. Due to the ongoing economic uncertainty, a sustained global economic downturn or low economic growth environment beyond 2009, with negative economic characteristics associated with inflation or deflation, is possible. Characteristics of either scenario could be higher unemployment, lower family incomes and corporate earnings, and lower consumer spending and business investment. These outcomes could have multiple effects on the Company’s business, including reduced demand for Sun Life Financial’s insurance and financial products, and an increased likelihood of higher surrenders/redemptions and insurance claims (e.g. increased incidence and reduced termination rates in respect of disability related claims).
Furthermore, a prolonged economic downturn may give rise to a higher level of strategic risks including those associated with industry restructuring and the changing mergers and acquisitions profile, new competitive dynamics and significant changes in the legal, regulatory and tax regimes within which Sun Life Financial’s businesses operate.
Moreover, the capital market conditions generally associated with a sustained economic downturn increases the risk profile of many of the financial and market risks outlined in other sections of this disclosure. As a result, this risk should be considered in conjunction with other specific risk factors described in this section of the AIF including, in particular, credit risk, equity market risk, interest rate risk, liquidity risk and interaction of risks.
Changes in Legislation and Regulations
Most of Sun Life Financial’s businesses are subject to extensive regulation and supervision. Changes in laws, regulations, or government policies, or in the manner in which they are interpreted or enforced, could have an adverse effect on the Company’s business and operations.
As a result of the current global financial turmoil, regulators in many countries, including Canada, are considering changes to legislation and regulations designed to strengthen regulation of systemic risks to the global financial system for banks and other financial institutions like insurers. Regulators and governments are focusing on specific practices that are believed to have led to the financial crisis. Future regulation could involve higher capital reserve requirements, limits on executive compensation, especially for short-term performance, and other measures. There can be no assurance that changes to regulatory requirements will not adversely affect Sun Life Financial’s businesses in certain countries. These changes, along with the changing role of governments that are participating more directly in the business sector (e.g. equity participation), could adversely impact the Company’s business.
For example, in Canada OSFI is considering new guidelines that would establish stand-alone capital adequacy requirements for operating life insurance companies, such as Sun Life Assurance, and that would update OSFI’s regulatory guidance for non-operating insurance companies acting as holding companies, such as SLF Inc. OSFI is also reviewing the use of internally-modeled capital requirements for segregated fund guarantees. The outcome of these initiatives is uncertain and could have a material adverse impact on the Company or on its position relative to that of other Canadian and international financial institutions with which it competes for business and capital. In addition, it is expected that OSFI will change the definition of available regulatory capital for determining regulatory capital to align insurance definitions with any changed definitions that emerge for banks under the proposed new Basel Capital Accord.
The life insurance industry is closely regulated, and as new and more complex products are introduced, regulators refine capital requirements and introduce new reserving standards for the industry. These regulations can potentially impact the reserve and capital requirements of Sun Life Financial and result in an adverse impact on the Company’s financial flexibility and capital position. For more details please refer to the Capital Adequacy Risk section in this AIF.
In the United States, the valuation, capital and accounting rules are regulated by the states of domicile and the other jurisdictions in which Sun Life Financial does business. Model laws and regulations are promulgated by the NAIC, but individual jurisdictions can and do have differing rules. NAIC’s standards, including those for reserves and capital, are continually in a state of flux. All of these factors increase the difficulty of ensuring compliance. As an example of the complexity of NAIC rules, U.S. insurance companies are entitled to credit for statutory reserves for various policies that are reinsured by unaccredited reinsurers to the extent that those obligations are secured by letters of credit, assets held in trust or other acceptable security.

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ANNUAL INFORMATION FORM 2009
Sun Life Financial provides letters of credit and assets in trust as security to support certain affiliated reinsurance transactions related to universal life policies issued by the Company in the U.S. Changes in the NAIC rules or in Sun Life Financial’s ability to purchase or renew letters of credit could require the Company’s U.S. operations to increase its NAIC statutory reserves, incur higher operating costs and/or reduce sales of affected products.
There is also a continued expectation that enhanced transparency and disclosure requirements will be established through international standards such as International Financial Reporting Standards (IFRS), the Basel Capital Accords, and Solvency II Pillar 3, which could also impact SLF’s business, financial reporting, accounting processes, decision making and costs.
The European Union is in the process of implementing major regulatory changes as part of the Solvency II directive. This would implement a far reaching change to insurance companies’ regulatory framework, designed to implement firm-specific and risk-based solvency requirements to reflect the risks that companies face. This would also amend the current supervisory system so that it is consistently implemented across all member states. The rules for Solvency II are in draft, although it is expected that Solvency II will be implemented in 2012.
Sun Life Financial currently has an effective income tax rate that is lower than the Canadian statutory income tax rate for corporations. This lower effective income tax rate is predominantly the result of lower tax rates on income in foreign jurisdictions and tax exempt investment income. Changes in tax legislation, regulations, tax treaties, jurisprudence, or tax authority interpretations could have an adverse effect on Sun Life Financial by either increasing the effective tax rate or by impacting consumer preference for the Company’s products.
In addition, discussion is underway regarding potential reforms to Canada’s retirement savings plan system and the U.S. health care system. If implemented, these changes may adversely impact the Company’s business by creating products and services that will compete directly with certain products and services offered by Sun Life Financial. For our US business, there is also a further risk of the government taking measures to pay for this reform such as higher taxation of our products as well as higher taxation on employees.
Legal, Regulatory and Market Conduct Matters
Failure to comply with laws or to conduct Sun Life Financial’s business consistent with changing regulatory or public expectations could adversely impact the Company’s reputation and may lead to regulatory proceedings, penalties and litigation. Sun Life Financial’s business is based on public trust and confidence and any damage to that trust or confidence could cause customers not to buy, or to redeem, the Company’s products. The Company also faces a significant risk of litigation in the ordinary course of operating its business including the risk of class action lawsuits.
Insurance and securities regulatory authorities in certain jurisdictions regularly make inquiries, conduct investigations and administer market conduct examinations with respect to insurers’ compliance with applicable insurance and securities laws and regulations. As well, certain regulatory authorities, industry groups and rating agencies have developed initiatives regarding market conduct. In recent years, financial services regulators in many of the countries in which Sun Life Financial operates have raised issues and commenced regulatory inquiries, investigations and proceedings with respect to current and past business practices in the financial services industry, and have given greater emphasis to the investigation of those practices. Investigations have been made into the payment of commissions and other fees to intermediaries, market timing and late trading in investment funds, sales of mortgage endowment and pension products in the United Kingdom and allegations of improper life insurance pricing and sales practices by life and annuity insurers. Current and future investigations, examinations and regulatory settlements and civil actions arising out of such matters could adversely affect Sun Life Financial’s reputation, its profitability and future financial results. In addition, there is heightened litigation risk generally arising from this conduct.
Liquidity Risk
Liquidity risk is the risk of not having cash available to fund all commitments as they fall due. This includes the risk of being forced to sell assets at depressed prices resulting in realized losses on sale. For SLF Inc. this risk also includes restrictions on the ability to efficiently allocate required capital among its subsidiaries due to various market and regulatory constraints on the movement of funds. Sun Life Financial’s funding obligations arise in connection with the payment of policyholder benefits, expenses, asset purchases, investment commitments, interest on debt and dividends on capital stock. Sources of available cash flow include general fund premiums and deposits, investment related inflows (such as maturities, principal repayments, investment income and proceeds of asset sales), proceeds generated from financing activities in normal markets and dividends and interest payments from its subsidiaries.
Under stress conditions, significant increases in funding obligations can occur in conjunction with material reductions in cost effective sources of available cash inflow. In particular, adverse stress scenarios would involve significant increases in policyholder cash surrenders and terminations and decreases in the amounts of premiums and deposits being generated by existing and new customers. Adverse capital market conditions may also be associated with a material reduction in available market liquidity and clearing prices for expected asset sales, and reductions in the level of cash inflows (dividends, interest

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ANNUAL INFORMATION FORM 2009
payments and expected maturities) on continuing portfolio investments. These developments could have an adverse effect on the Company’s financial position and results of operations.
The Company engages in various transactions including repurchase agreements and other capital markets transactions to meet short-term cash requirements. The cost and the Company’s ability to execute these transactions may be negatively impacted by illiquid or volatile markets. Continued disruption in the financial markets may limit Sun Life Financial’s access to capital in the event the Company is required to seek additional liquidity to operate its businesses. This will result in increased costs to raise capital coupled with less desirable terms or maturities which would decrease future profitability and financial flexibility.
Sun Life Financial has various reserve financing transactions and derivative contracts under which it may be required to pledge collateral or to make payments to its counterparties for the decline in the market value of specified assets. The amount of collateral or payments may increase under certain circumstances, which could adversely affect the Company’s liquidity.
Sun Life Financial currently utilizes capital markets solutions to fund a portion of its statutory reserve requirements. The availability of these reserve funding structures in the current marketplace is limited relative to that available before the recent financial market crisis. If capacity remains limited for an extended period of time, the Company’s ability to generate additional business in a cost effective manner may be impacted.
SLF Inc. is a holding company for its insurance and wealth management subsidiaries and does not have significant operations of its own. Dividends and interest payments from its subsidiaries are its principal sources of cash. If the cash received from its subsidiaries is insufficient, then the Company will be required to raise debt or equity externally or sell some of its assets. The Company is subject to various regulations in the jurisdictions in which it operates. The ability of SLF Inc. and its subsidiaries to pay dividends and transfer funds is regulated in certain jurisdictions and may require local regulatory approvals and the satisfaction of specific conditions in certain circumstances.
Capital Adequacy Risk
Capital adequacy risk is the risk that capital is not or will not be sufficient to withstand adverse economic conditions, to maintain financial strength or to allow the Company and its subsidiaries to support ongoing operations and to take advantage of opportunities for expansion.
The strength of Sun Life Financial’s capital position depends in part upon the level of and changes in interest rates, credit spreads, equity prices, mortality and morbidity experience, currency rate fluctuations and the overall profitability of the Company.
Declining equity markets, downgrades, lower interest rates coupled with widening credit spreads on corporate bonds and asset backed securities, lower earnings and inability to access the capital markets on a timely basis will result in an increase in required capital and/ or reductions in available capital, thereby impairing the Company’s financial position. In addition, regulatory changes being considered by the OSFI and/or other regulators world-wide may increase the amount of capital required to be held by SLF Inc. and its insurance subsidiaries.
Financial Strength and Credit Ratings
Financial strength and credit ratings risk is the risk of a downgrade by rating agencies of Sun Life Financial and/ or its insurance subsidiaries’ financial strength and/or credit ratings.
Financial strength ratings represent the opinions of rating agencies regarding the financial ability of an insurance company to meet its obligations under insurance policies. The financial strength ratings of SLF Inc.’s insurance company subsidiaries are a key competitive factor in marketing products and in attracting and retaining agents and distributors. Should the financial strength rating of one or more of those subsidiaries decline materially, the Company’s competitive position and results of operations could be negatively impacted through loss of sales, higher level of surrenders and withdrawals, and higher reinsurance, and may potentially require the Company to reduce prices for products and services to remain competitive.
Certain rating agencies have a negative outlook on various subsidiaries of the Company and/or the life insurance industry. The outlooks of the rating agencies are predicated on deterioration and volatility in credit and equity markets, economic uncertainty, and the impact of unrealized investment losses on the Company’s profitability and capital levels. The ratings of many insurance companies were downgraded in 2009 and there can be no assurance, nor can the Company predict, that there will be further downgrades.

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ANNUAL INFORMATION FORM 2009
The ratings of various subsidiaries are based the implicit support from the Sun Life Financial group of companies. For example, Moody’s has a published financial strength rating of Aa3 (stable outlook) on Sun Life Assurance and Aa3 (negative outlook) for Sun Life (U.S.). Sun Life (U.S.) has a stand-alone rating of A3 and Moody’s provides the stand alone rating of Sun Life (U.S.) a 3-notch uplift (to Aa3) as it recognizes the support it receives from the Sun Life Financial group of companies. Should the stand-alone rating of Sun Life (U.S.) be independently downgraded from its negative outlook status, it will result in the published rating of Sun Life (U.S.) being lower by a commensurate amount.
In addition, rating agencies publish issuer credit ratings for certain Sun Life Financial companies, which have an impact on the interest rates paid by those companies on borrowed funds. A material downgrade in the issuer credit ratings could limit the Company’s access to capital or increase the cost of borrowing and may have an adverse effect on its financial condition.
Sun Life Financial has established financing arrangements that support medium term note programs and the excess NAIC statutory reserves required for universal life policies with no lapse guarantees issued by Sun Life Assurance in the United States. These financings, in addition to others, are treated as operating leverage by the rating agencies. If, due to a change in rating agency methodology or position, the rating agencies immediately cease to treat these financings as operating leverage, without providing any grandfathering provisions, there may be an adverse impact on the Company and its subsidiaries’ ratings.
Investment Performance
Investment performance risk is the risk that Sun Life Financial fails to achieve the desired return objectives on its investment portfolio, and/or that its asset management businesses fail to achieve competitive returns on products such as mutual funds. Failure to achieve investment objectives may adversely affect the Company’s revenue and growth prospects for its asset management businesses, investment income on general account investments and overall profitability.
In Sun Life Financial’s insurance based business, the performance of Sun Life Financial’s investment portfolio depends in part upon the level of and changes in interest rates, credit spreads, equity prices, real estate values, the performance of the economy in general, the performance of the specific obligors included in these portfolios and other factors that are beyond the Company’s control. Changes in these factors can affect Sun Life Financial’s net investment income in any period and such changes could be substantial.
In Sun Life Financial’s wealth management business, investment performance, along with achieving and maintaining superior distribution and client services, is critical. Accordingly, poor investment performance by the Company’s wealth management operations could adversely affect net sales and redemptions, and reduce the level of assets under management, potentially adversely impacting the Company’s revenues and income.
Mergers Acquisitions and Divestitures
Sun Life Financial regularly explores opportunities to selectively acquire other financial services businesses or to divest itself of all or part of certain businesses, in support of its growth and strategy goals. These transactions introduce the risk of financial loss due to a potential failure to achieve the expected financial or other strategic objectives.
There is risk that Sun Life Financial may be unable to make an appropriate acquisition in a desired market or business. This risk could adversely impact the Company’s ability to compete effectively in certain markets due to a lack of scale.
The success of these acquisitions depends on a number of factors. In particular, Sun Life Financial could experience client losses, surrenders or withdrawals that prove to be materially different from those anticipated in pricing the transaction. Anticipated cost synergies or other expected benefits may not materialize due to a failure to successfully integrate the acquired business with the Company’s existing operations. There could also be unforeseen liabilities or asset impairments, including goodwill impairments, that arise in connection with the past or future acquisitions or divestitures of businesses. Losses could arise from a failure in the due diligence process, failed integration/execution of the transaction, the inappropriate choice of acquisition target or mis-estimation and/or deterioration in any key experience factors or assumption upon which the transaction was based. There is no assurance that Sun Life Financial will achieve its financial or strategic objectives or anticipated cost savings following an acquisition.
The purchase and sale agreements that support acquisition transactions typically include various indemnifications provided from the seller to the acquiring entity. Sun Life Financial would therefore be exposed to the credit risk of the selling party with respect to its ability to perform if an indemnification trigger were to occur.
Sun Life Financial may also periodically choose to divest itself of all or part of certain businesses. There is a risk of issues or errors occurring during the process of transitioning the business from Sun Life Financial to a new provider. A failed or ineffectively executed divestiture could impair the financial position of the Company as well as expose Sun Life Financial to potential future obligations if an indemnification trigger were to occur.

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ANNUAL INFORMATION FORM 2009
Insurance Risk- Mortality, Morbidity and Longevity
Mortality and morbidity risk is the risk of incurring higher than anticipated mortality and morbidity claim losses. This risk can arise in connection with an increase in frequency and/or average severity of realized claims.
Mortality and morbidity risk can arise in the normal course of business through random fluctuation in realized experience, through catastrophes, or in association with other risk factors such as product development and pricing or model risk. Adverse mortality and morbidity experience could also occur through systemic anti-selection, which could arise due to poor plan design, underwriting process failure or the development of investor owned and secondary markets for life insurance policies. Sun Life Financial is exposed to the catastrophic risk of natural environmental disasters (e.g. earthquakes), man-made events (acts of terrorism, military actions, and inadvertent introduction of toxic elements into the environment) as well as pandemics such as the H1N1 virus and the avian flu.
These factors could result in a significant increase in mortality and/or morbidity experience above the assumptions used in the pricing and valuation of products, leading to a material adverse effect on the Company’s profitability and financial position.
During economic slowdowns such as the one currently being experienced, the risk of adverse morbidity experience increases from the impact of the shifting nature of disabilities and cyclical economic outcomes. This introduces the potential for adverse financial volatility in disability results.
Longevity risk is the potential for economic loss, accounting loss or volatility in earnings arising from uncertain ongoing changes in rates of mortality improvement, and/ or a major medical breakthrough extending human life to extremes. Longevity risk affects contracts where benefits are based upon the likelihood of survival (i.e. annuities, pensions, pure endowments, and specific types of health contracts).
Many of Sun Life Financial’s wealth management products provide benefits over the policyholder’s continued lifetime. Higher than expected ongoing improvements in policyholder life expectancy could therefore increase the ultimate cost of providing these benefits, thereby requiring a strengthening in policyholder liabilities, resulting in reductions in net income and capital.
Product Design and Pricing
Product design and pricing risk arises from deviations in assumptions used in the pricing of products as a result of uncertainty concerning future investment yields, mortality and morbidity experience, policyholder behaviour, sales levels, mix of business, expenses and taxes. Although some of Sun Life Financial’s products permit it to increase premiums or adjust other charges and credits during the life of the policy or contract, the terms of these policies or contracts may not allow for sufficient adjustments to maintain expected profitability. This could have an adverse effect on the Company’s results of operations. In addition, some of the Company’s products are designed to utilize external funding structures to partially support local statutory reserve requirements. A loss or reduction in external funding capacity could adversely affect the profitability of these products.
Products that offer complex features, options and/or guarantees require increasingly complex pricing models, methods and/or assumptions, leading to additional levels of uncertainty. The risk of mis-pricing increases with the number and inherent volatility of assumptions needed to model a product. Past experience data supplemented with future trend assumptions may be poor predictors of future experience. Lack of experience data on new products or new customer segments increases the risk that future actual experience unfolds differently from expected assumptions. External environmental factors may introduce new risk drivers, which were unanticipated during product design, and have an adverse result on the financial performance of the product. Policyholder sophistication and behaviour in the future may vary from that assumed at the time the product is designed, adversely affecting the product’s financial performance.
Policyholder Behaviour
Policyholder behaviour risk is the risk of financial loss due to the mis-estimation or deterioration in the behaviour of policyholders with regard to lapse of policies or exercise of other embedded policy options.
Many of Sun Life Financial’s products include some form of embedded policyholder option. These could range from simple options relating to surrender/termination to more complex options relating to payment of premiums, or embedded options relating to various benefit and coverage provisions. Changes in the relatively frequency or pattern with which these options are elected (relative to those assumed in the pricing and valuation of these benefits) could have an adverse impact on Sun Life Financial’s profitability and financial position.
Systemic forms of policyholder behaviour risk could also arise with the development of investor owned and secondary markets for life insurance policies.

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Distribution Channels
The inability of Sun Life Financial to attract and retain intermediaries and agents to distribute the Company’s products, and/ or to develop online sales and customer support capabilities and technologies, could materially impact sales and results of operations.
Sun Life Financial distributes its products through a variety of distribution channels, including direct sales agents, managing general agents, independent general agents, financial intermediaries, broker-dealers, banks, pension and benefits consultants and other third-party marketing organizations. The Company competes with other financial institutions to attract and retain these intermediaries and agents on the basis of products, compensation, support services and financial position. Sun Life Financial’s sales and results of operations could be materially adversely affected if it is unsuccessful in attracting and retaining these intermediaries and agents. The capability to reach certain customers through online sales and services is becoming increasingly important in the insurance industry. Sun Life Financial competes with other financial institutions to attract and retain these customers.
Distribution channels are growing rapidly in some businesses in certain countries, which may heighten the risks of market conduct and channel conflicts or overlaps.
Operations in Asia
The future success of Sun Life Financial’s businesses in Asia depends in large part on the Company’s ability to grow and compete in disparate markets. Challenges in these markets include Sun Life Financial’s ability to attract and retain qualified employees and executives with local experience and critical skills, political, legal or other risks, risks associated with joint venture operations, asset/liability management risk, and its ability to expand and diversify distribution channels.
If Sun Life Financial is unable to attract, retain and engage qualified employees and executives with relevant experience and critical business skills, its ability to grow its business in Asia as quickly as planned may be limited. Competition for qualified employees in Asian markets continues to be strong and could adversely impact the Company’s ability to attract and retain talent.
The Company’s international operations may face political, legal, operational or other risks that are not faced in Sun Life Financial’s domestic operations. Examples of this type of risk are the risk of discriminatory regulation, nationalization or expropriation of assets, price controls and exchange controls or other restrictions that could prevent the Company from transferring funds from these operations out of the countries in which they operate or converting local currencies the Company holds into Canadian dollars or other currencies.
Capital markets in certain Asian markets do not have the same depth, liquidity or range of investments options generally available in other markets in which the Company operates. In particular, the more limited availability of long-duration assets exposes the Company’s Asian operations to higher asset-liability management costs and potential risk.
Sun Life Financial’s joint venture operations in India, China, and Indonesia have risks generally associated with joint venture relationships. For example, allocation of control among, and continued co-operation between, the joint venture participants may be adversely affected by new or existing regulations in the markets in which the joint ventures operate. A temporary or permanent disruption to these arrangements could have an adverse effect on the Company’s strategy and results of operations.
Competition
Competition from financial services companies, including banks, mutual fund companies, financial planners, insurance companies and other providers is intense, and could adversely affect Sun Life Financial’s business in certain countries.
The businesses in which Sun Life Financial engages are highly competitive, with several factors affecting the Company’s ability to sell its products, including price and yields offered, e-business capabilities, financial strength ratings, range of product lines and product quality, claims-paying ratings, brand strength and name recognition, investment management performance, historical dividend levels and the ability to provide value added services to distributors and customers. In certain markets, some of the Company’s competitors may be superior to Sun Life Financial on one or more of these factors, for example, the strength of distribution arrangements or the ability to offer a broader product array.
Product development and product life cycles have shortened in many product segments, leading to more intense competition with respect to product features. This increases product development and administrative costs and reduces the time frame over which capital expenditures can be recovered. Regulatory and compliance costs also generally rise with increases in the range and complexity of Sun Life Financial’s product portfolio.

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ANNUAL INFORMATION FORM 2009
Sun Life Financial has many large and well-capitalized competitors with access to significant resources. Among other things, the competition in these industries throughout the world has resulted in a trend towards the global consolidation of the financial services industry including, in particular, the insurance, banking and investment management sectors. To the extent that consolidation continues, Sun Life Financial will increasingly face more competition from large, well-capitalized financial services companies in each jurisdiction in which it operates. These larger companies have the ability to heavily invest in fundamental activities for sustained profitable growth and superior customer service in the life insurance industry such as brand equity, product development, technology, risk management, and distribution capability. There can be no assurance that this increasing level of competition will not adversely affect Sun Life Financial’s businesses in certain countries.
Many of Sun Life Financial’s insurance products, particularly those offered by the group segment, are underwritten annually. Given this relatively high frequency of renewal activity, this business may be particularly exposed to adverse persistency through market competitive pressures.
Different accounting bases of reporting in different countries (e.g. Canadian GAAP, U.S. GAAP, IFRS, etc.) may create differences in reported earnings, potentially causing Sun Life Financial to be at a disadvantage compared to some of its competitors in certain of its businesses.
Foreign Currency Exchange Rate Risk
Foreign currency exchange rate risk is the potential for financial loss arising from changes or volatility in foreign currency exchange rates. It arises from currency mismatches between the Company’s assets and liabilities (inclusive of capital) and cash flows. This risk may arise from a variety of sources such as foreign currency transactions and services, foreign exchange trading, investments denominated in foreign currencies, investments in foreign subsidiaries and net income from foreign operations.
As an international provider of financial services, Sun Life Financial operates in a number of countries, with revenues and expenses denominated in several local currencies. In each country in which it operates, the Company generally maintains the currency profile of its assets to be aligned with the currency of aggregate liabilities and minimum required surplus. This approach provides an operational hedge against disruptions in local operations caused by currency fluctuations. Changes in exchange rates, however, could adversely affect Sun Life Financial’s net income and surplus when results in local currencies are converted into Canadian dollars. In general, a weakening in the local currency of the Company’s foreign operations relative to the Canadian dollar will have a negative impact on Sun Life Financial’s net income.
Model Risk
Model risk refers to unexpected financial or non-financial losses resulting from the use of financial models. All models are subject to model risk.
The Company makes extensive use of financial models in a wide range of business applications including product development and pricing, capital management, valuation, financial reporting, planning, hedging and risk management.
Model risk can arise from many sources including inappropriate methodologies, inappropriate assumptions or parameters, incorrect use of source data, inaccurate or untimely source data, incorrect application or operator errors. Increasing product complexity due to new features and regulatory expectations is driving more complex models, which may increase the risk of error. If the models’ assumptions are erroneous, or data or calculation errors occur in the models, this could result in a negative impact on the Company’s results of profitability and financial position.
Sun Life Financial’s reinsurance operations rely on its clients to provide timely and accurate data. The nature of the life retrocession industry is such that there is reliance on the original underwriting decisions made by Sun Life Financial’s clients. Erroneous or untimely reporting of data from these clients may result in inaccurate model calculations and valuations and create volatility in the Company’s earnings.
Many of the Company’s methods and models for managing risk and exposures are based upon the use of observed historical precedent for financial market behaviour, credit experience and insurance risks. As a result, these methods may not fully predict future risk exposures, which can be significantly greater than the Company’s historical measures indicate. Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophic occurrence or other matters that is publicly available or otherwise accessible to us; however, this information may not always be accurate, complete, up-to-date, properly evaluated or necessarily indicative of ultimate realized experience.

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ANNUAL INFORMATION FORM 2009
Business Continuity
Sun Life Financial’s businesses are dependent on the availability of trained employees, physical locations to conduct operations and computer and Internet-enabled technology. A significant business disruption to Sun Life Financial’s operations can result if one or more of these key elements are negatively impacted.
Although Sun Life Financial has implemented and periodically tests its business continuity, crisis management and disaster recovery plans, a sustained failure of one or more of Sun Life Financial’s key business processes or systems could materially and adversely impact Sun Life Financial’s business, operations, and its employees. These failures can result from disruption of the Company’s systems from utility outages, fires, floods, severe storms, terrorism and other man-made attacks, natural disasters and other events. In addition to these key business processes and system disruptions, these unanticipated events, including disease pandemics such as the H1N1 virus, can also negatively affect staff, preventing them from getting to work or from operating business processes. Also, because some of Sun Life Financial’s business processes are performed by third parties and some of the Company’s systems interface with and/or are dependent on third-party systems, the Company could experience service interruptions if these third party operations or systems fail.
Information System Security and Privacy/ System & Control Failure
A serious security breach of Sun Life Financial’s systems or the information stored, processed or transmitted on these systems could damage the Company’s reputation and/ or result in liability. Sun Life Financial may be vulnerable to physical break-ins, computer viruses, system break-ins by “hackers”, programming and/or human errors, fraud or similar disruptive problems or events. There is also a risk that certain internal controls could fail due to human or system error, which could create and/ or exacerbate the consequences from such events. These events could have an adverse effect on the Company’s results of operations and reputation.
Sun Life Financial retains data for business transactions and financial reporting, personal information about its customers and employees in its computer and other record retention systems, and also enables customers on-line access to certain products and services. Although the Company has implemented extensive security measures to safeguard the confidentiality, integrity and availability of information, it is not possible to fully eliminate security and privacy risk.
Sun Life Financial periodically needs to update or change its systems to meet business needs. Although every reasonable precaution is taken to ensure these changes succeed, it is not possible to fully eliminate the risk of business disruption. Some of these changes and upgrades are extremely complex and there is a chance that an undetected technical flaw may be present that, when implemented, stops or disrupts critical information technology systems or business applications.
Dependence on Third Party Relationships
Dependence on third party relationships is the risk that third parties (e.g. key service providers and entities to which the Company has outsourced certain functions) do not provide the contracted service at the cost and quality levels expected.
Sun Life Financial obtains services from a wide range of third party service providers and has outsourced certain business and information technology functions to third parties in various jurisdictions, including Canada and the United Kingdom. An interruption in the Company’s continuing relationship with certain third parties, the impairment of their reputation or creditworthiness, or their failure to provide contracted services in the manner agreed to could materially and adversely affect Sun Life Financial’s ability to market or service its products and customers. Even if contingency plans are developed for significant outsourcing arrangements there can be no assurance that the Company would be able to find alternate sources for these arrangements in a timely manner.
Attracting and Retaining Talent
Attracting, retaining and maintaining the engagement of qualified employees, including executives, sales representatives and employees with business critical skills continues to be a priority and strong area of focus. If Sun Life Financial is unable to attract, retain and engage qualified employees, sales representatives and executives, its ability to achieve business objectives, including operational, financial and growth goals, could be adversely affected.
Closed Block
Upon demutualization Sun Life Financial established “closed blocks” of assets and liabilities to protect the reasonable expectations of participating policyholders. Closed block risk could result in a loss to the shareholders if overall experience is sufficiently adverse so that the allocated assets can no longer meet the reasonable expectations of policyholders in these blocks.

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ANNUAL INFORMATION FORM 2009
The assets in the closed blocks were established on a best estimates basis at the time of demutualization. The returns on these assets along with other experience, such as mortality, morbidity and lapse, are reflected in the dividend scales established by the Company’s Board of Directors for these insurance policies. The Company may have to make additional contributions to these closed blocks, resulting in losses to shareholders, should experience be sufficiently adverse that the funds can no longer meet the reasonable expectations of policyholders in these blocks.
Environmental Risk
Environmental risk is the potential for financial, operational or reputation loss arising from environmental issues or concerns, from Sun Life Financial’s direct ownership of property, or from loans, bonds or stocks in which the Company has invested, or from its business operations.
The Company’s reputation and, hence, ability to successfully build its business and brand, may be adversely affected if Sun Life Financial, a tenant or a mortgagor contravenes, or is perceived to have contravened, environmental laws, regulations or accepted practice, or if major multinational clients, shareholder groups or other key stakeholders deem that Sun Life Financial’s environmental practices are inadequate. Sun Life Financial may be disqualified from bidding on business opportunities due to a potential client’s supply chain policies. Environmental practices may relate to carbon disclosure, response to regulatory and public policy developments and contribution to climate change through operating footprint, investments or lending practices.
In addition, the Company’s financial performance may be adversely affected if Sun Life Financial does not adequately prepare for the potential direct or indirect negative economic impacts of climate change which may affect the Company. Potential economic impacts of climate change include:
•	Business losses and disruptions caused by climate change resulting from extreme weather, rising sea levels, heat waves, severe storms, wildfires, floods and droughts and the resulting disruption to water, air and food supplies;

•	Implications of the development of a legal and regulatory framework to address climate change, such as potential disruption or increased cost of oil-dependent transportation, increased fuel and electricity costs and costs associated with new building requirements; and

•	Health risks and increased mortality resulting from pollution and climate change and its impact on water and food supply, changes in distribution and burden of organism-borne, food-borne and waterborne infectious diseases.
Reinsurance Markets
As part of its overall risk management strategy, Sun Life Financial purchases reinsurance for certain risks underwritten by its various insurance businesses. Reinsurance markets risk is the risk of financial loss due to adverse developments in reinsurance markets. It also includes credit risk in respect of exposures ceded to reinsurance counterparties (see Credit Risk section).
Changes in reinsurance market conditions may adversely impact the availability and/or cost of maintaining existing or securing new requisite reinsurance capacity, with adverse impacts on profitability. This could also adversely affect the Company’s willingness and/or ability to underwrite certain lines of future business.
Reinsurance does not relieve Sun Life Financial’s insurance businesses of their direct liability to policyholders and accordingly, the Company bears credit risk with respect to its reinsurers. Although Sun Life Financial deals primarily with highly rated reinsurers, deterioration in these credit ratings, or reinsurer insolvency, inability or unwillingness to make payments under the terms of its reinsurance agreement, could have an adverse effect on the Company’s profitability and financial position.
Interaction of Risks
The risks outlined above may occur independently or in various combinations. Multiple risks may occur simultaneously or in rapid chained progression, giving rise to losses. For example, a major global pandemic would have a material adverse impact on mortality and claims experience. Such an event may also trigger adverse global capital markets developments, including a downturn in equity market levels and interest rates, increased volatility and credit deterioration. Operational risks could also arise due to rising employee absenteeism and potential disruptions in third party service arrangements.
While a number of risk descriptions outlined above have referenced certain risk inter-dependencies and relationships between risk categories or factors, these do not represent a complete inventory. It should be noted that these inter-relationships can continue to develop and change over time, and the combined adverse impact on the Company’s profitability and financial position could be significantly greater than the sum of the individual parts.

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ANNUAL INFORMATION FORM 2009
Legal and Regulatory Proceedings
SLF Inc. and its subsidiaries are regularly involved in legal actions, both as a defendant and as a plaintiff. In addition, government and regulatory bodies in Canada, the United States, the United Kingdom and Asia, including federal, provincial and state securities and insurance regulators in Canada, the United States and other jurisdictions, the SEC, FINRA and state attorneys general in the United States, from time to time, make inquiries and require the production of information or conduct examinations concerning compliance by SLF Inc. and its subsidiaries with insurance, securities and other laws. Management does not believe that the conclusion of any current legal or regulatory matters, either individually or in the aggregate, will have a material adverse effect on the Company’s financial condition or results of operations.
Since January 1, 2009, (a) no penalties or sanctions have been imposed against Sun Life Financial (i) by a court relating to Canadian securities legislation or by a Canadian securities regulatory authority or (ii) by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision and (b) Sun Life Financial has not entered into any settlement agreements with a court relating to Canadian securities legislation or with a Canadian securities regulatory authority.
Additional Information
Additional information including Directors’ and officers’ remuneration and indebtedness, principal holders of SLF Inc.’s securities, securities authorized for issuance under equity compensation plans and interests of informed persons in material transactions, if applicable, is contained in SLF Inc.’s information circular for its most recent annual meeting of security holders that involved the election of directors. Additional financial information is provided in SLF Inc.’s MD&A and Consolidated Financial Statements for its most recently completed financial year.
When SLF Inc. is in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of its securities, SLF Inc. will provide to any person one copy of each of the following documents (Disclosure Documents) upon request:
(i)	this AIF and any document or the pertinent pages of any document incorporated by reference herein,

(ii)	SLF Inc.’s comparative Consolidated Financial Statements for its most recently completed financial year with the accompanying auditor’s report,

(iii)	SLF Inc.’s interim Consolidated Financial Statements subsequent to the financial statements for its most recently completed financial year,

(iv)	SLF Inc.’s most recent proxy circular, and

(v)	any other documents incorporated by reference into a preliminary short form prospectus or a short form prospectus.
When SLF Inc. has not filed a preliminary short form prospectus or is not in the course of a distribution, it shall provide copies of any of the foregoing Disclosure Documents subject to its right to require persons who are not security holders to pay a reasonable charge.
Requests for such copies may be sent to the Corporate Secretary of SLF Inc. at 150 King Street West, 6th Floor, Toronto, Ontario, Canada M5H 1J9. The Disclosure Documents and other additional information related to SLF Inc. are accessible at www.sunlife.com.

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ANNUAL INFORMATION FORM 2009
APPENDIX A — Charter of the Audit Committee
Purpose
The Audit Committee is a standing committee of the Board of Directors whose primary functions are to assist the Board of Directors with its oversight role with respect to:
1.	The integrity of financial statements and information provided to shareholders and others.
2.	The Corporation’s compliance with financial regulatory requirements.
3.	The adequacy and effectiveness of the internal control environment implemented and maintained by management.
4.	The qualifications, independence and performance of the External Auditor, who is accountable to the Audit Committee, the Board of Directors and the shareholders.
Membership
The Audit Committee is comprised of not less than three Directors, including a Committee Chair, appointed by the Board of Directors on an annual basis following each annual meeting.
Each member of the Committee shall be independent as defined in the Director Independence Policy and financially literate. In the Board of Director’s judgment, a member of the Audit Committee is financially literate if, after seeking and receiving any explanations or information from senior financial management of SLF Inc. or the auditors of SLF Inc. that the member requires, the member is able to read and understand the consolidated financial statements of the Corporation to the extent sufficient to be able to intelligently ask, and to evaluate the answers to, probing questions about the material aspects of those financial statements.
Any member of the Committee may be removed or replaced at any time by the Board of Directors and the Board of Directors shall fill vacancies on the Committee.
Structure and Operations
A meeting of the Committee may be called at any time by the Non-Executive Chairman of the Board, by the Committee Chair or by two members of the Committee. The Committee meets as frequently as necessary, but not less than four times a year. A quorum at any meeting of the Committee shall be three members and meetings must be constituted so that resident Canadian requirements of the Insurance Companies Act are met.
The External Auditor reports to the Committee. The External Auditor receives notice of, and may attend all Committee meetings. The Committee holds a private session at each regularly scheduled meeting with the External Auditor without management present and with the Chief Auditor without management or the External Auditor present. The Committee holds a private session with the Chief Actuary periodically. The Committee holds a private session at each regularly scheduled meeting of the Committee members only. The Committee, in consultation with the Non-Executive Chairman of the Board, may engage any special advisors it deems necessary to provide independent advice, at SLF Inc.’s expense.
On an annual basis, the Committee will review this Charter and the Forward Agenda for the Committee and, where necessary, recommend changes to the Board of Directors for approval. This Charter will be posted on SLF Inc.’s website and the Committee will prepare a report for inclusion in the annual meeting proxy material. The Committee shall undertake and review with the Board of Directors an annual performance evaluation of the Committee.
Duties and Responsibilities of the Audit Committee
Financial Reporting
1.	Reviews with management and the External Auditors and makes recommendations to the Board of Directors on the approval of:
a)	the interim unaudited consolidated financial statements including the notes thereto, Management’s Discussion and Analysis and related news release;

b)	the annual audited consolidated financial statements including the notes thereto, Management’s Discussion and Analysis and related news release; and

c)	the annual information form.

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ANNUAL INFORMATION FORM 2009
2.	In conducting its review of the quarterly and annual financial statements, it:
a)	discusses with the External Auditor any significant changes that were required in the external audit plan, any significant issues raised with management during the course of the audit or review, including any restrictions on the scope of activities or access to information; and those matters that are required to be discussed under generally accepted auditing standards;

b)	receives a report from management of their review of financial statements, Management’s Discussion and Analysis and related news releases and discusses with the Chief Executive Officer and the Chief Financial Officer the certifications relating to financial disclosure and controls that those officers are required by law to file with securities regulatory authorities;

c)	assures itself that the External Auditor is satisfied that the accounting estimates and judgements made by management, and management’s selection of accounting principles, reflect an appropriate application of generally accepted accounting principles;

d)	discusses with the Chief Actuary the parts of the annual audited consolidated financial statements prepared by that officer; and.

e)	reviews with management and the External Auditor the Corporation’s principal accounting practices and policies; and

f)	considers emerging industry, regulatory and accounting standards and the possible impact on the Corporation’s principal accounting practices and policies.
External Auditor
3.	Reviews the independence of the External Auditor, including the requirements relating to such independence of the laws governing Sun Life Financial and the applicable rules of stock exchanges on which Sun Life Financial’s securities are listed. At least annually, the Committee receives from and reviews with the External Auditor their written statement delineating relationships with Sun Life Financial and, if necessary, recommends that the Board take appropriate action to satisfy itself of the External Auditors’ independence and accountability to the Committee and the Board.
4.	Appraises the performance of the External Auditor and recommends to the Board the appointment or, if so determined by the Committee, the replacement of the External Auditor, subject to the approval of the shareholders.
5.	Reviews and approves the Policy Restricting the Use of External Auditors, which outlines the services for which the External Auditor can be engaged and the policy regarding the employment of former employees of the External Auditor.
6.	Determines, reviews and approves the services to be performed by the External Auditor and the fees to be paid to the External Auditors for audit, audit-related and other services permitted by law and in accordance with the Policy Restricting the Use of the External Auditor.
7.	Reviews with the External Auditor and management the overall scope of the annual audit plan, quality control procedures and the resources that the External Auditor will devote to the audit.
8.	Reviews with the External Auditor any regulatory investigations that pertain to the External Auditor.
Internal Control and Audit
9.	Requires management to implement and maintain appropriate internal control procedures, and reviews, evaluates and approves the procedures.
10.	Reviews management’s reports on the effectiveness of Sun Life Financial’s disclosure controls and procedures and its internal control over financial reporting.
11.	Reviews with management and the Chief Auditor:
(a)	the overall scope of the annual internal audit plan, including its coordination with the External Auditor’s audit plan, and the adequacy of the resources available to the Chief Auditor; and

(b)	the effectiveness of the internal control procedures, including a report thereon received from the Chief Auditor that includes disclosure of any significant changes that were required in the internal audit plan and any significant issues raised with management during the course of the internal audit, including any restrictions on the scope of activities or access to information.
12.	Receives quarterly reports on fraud investigations.
13.	Approves procedures established to handle complaints, and anonymous employee submissions, with respect to matters and concerns regarding accounting, internal control and auditing.

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ANNUAL INFORMATION FORM 2009
Governance
14.	Discusses with the External Auditor the finance and control-related aspects of material transactions that are being proposed by Sun Life Financial.
15.	Reviews, and discusses with the External Auditor and the Chief Actuary such reports and regulatory returns of the Sun Life Financial as may be specified by law.
16.	Reviews matters within its mandate that are addressed in the regular examination and similar reports received from regulatory agencies including management’s responses and recommendations.
17.	Discusses the qualifications for and determines whether a member of the Committee is a financial expert and in conjunction with the Governance and Conduct Review Committee ensures the ongoing financial literacy of Committee members.
Other
18.	Performs such other duties and exercises such other powers as may, from time to time, be assigned to or vested in the Committee by the Board, and such other functions as may be required of an audit committee by law, regulations or applicable stock exchange rules.

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ANNUAL INFORMATION FORM 2009
APPENDIX B — Policy Restricting the Use of External Auditors
Introduction and Purpose
This policy governs all proposals by the Corporation or any of its subsidiaries to engage, as a service provider, Sun Life Financial’s external auditor or any of its affiliates, related businesses or associated persons as defined in the Sarbanes-Oxley Act of 2002 (S-O Act) (collectively referred to as the External Auditor).
Scope and Application
This Policy applies to SLF Canada, SLF U.S., SLF Asia, MFS, SLF U.K., Enterprise Services and the Corporate Office, including each of the operating subsidiaries, Business Units or other divisions within those Business Groups or Units. This Policy does not currently apply to Sun Life Financial’s joint ventures.
Policy
The External Auditor will normally be engaged to provide audit and audit-related services, including advisory services related to the External Auditor’s audit and audit-related work such as advice pertaining to internal audit, tax, actuarial valuation, risk management, and regulatory and compliance matters, subject to the prohibitions contained in the S-O Act and in any other applicable laws, regulations or rules. Specific prohibitions are set out in Appendix I.
Each engagement of the External Auditor to provide services will require the approval in advance of the Audit Committees of SLF Inc. and/or Sun Life Assurance, as applicable, and the audit committee of any affected subsidiary that is itself directly subject to the S-O Act. The Audit Committee may establish procedures regarding the approval process, which will be co-ordinated by SLF Inc’s Senior Vice-President & Controller.
The Corporation and its subsidiaries will not employ or appoint as chief executive officer, president, chief financial officer, chief operating officer, general counsel, chief accounting officer, controller, director of internal audit, director of financial reporting, treasurer, appointed actuary or any equivalent position within SLF Inc. or subsidiary, any person who was, at any time during the previous two years, employed by the External Auditor and who provided any services to SLF Inc. or any subsidiary.
Personnel of SLF Inc. and its subsidiaries employed in the key financial reporting oversight roles described in Appendix II shall not use the External Auditor to prepare either their personal tax returns or those of their dependents.
SLF Inc.’s Senior Vice-President & Controller is responsible for the application and interpretation of this policy, and should be consulted in any case where there is uncertainty regarding whether a proposed service is, or is not, an audit or audit-related service. He/she will revise the Appendices as required, from time to time, to reflect changes in applicable laws, regulations, rules or management roles.

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ANNUAL INFORMATION FORM 2009
Appendix I — Prohibition on Services
The External Auditor is prohibited from providing the following services:
a)	bookkeeping or other services related to the accounting records or financial statements;
b)	financial information systems design and implementation;
c)	appraisal or valuation services, fairness opinions, or contribution in-kind reports;
d)	actuarial services;
e)	internal audit outsourcing services;
f)	management functions or human resources;
g)	broker or dealer, investment adviser, or investment banking services;
h)	legal services and expert services unrelated to the audit;
i)	any service for which no fee is payable unless a specific result is obtained (contingent fees or commissions);
j)	any non-audit tax services that recommend Sun Life Financial engage in confidential transactions or aggressive tax position transactions, as defined by the U.S. Public Company Accountability Oversight Board; and
k)	any other service that governing regulators or professional bodies determine to be impermissible.
Appendix II — Key Financial Reporting Oversight Roles
The incumbents in the following financial reporting oversight roles are not permitted to use SLF Inc.’s external auditors to prepare either their personal tax returns or those of their dependents:
▪	Chief Executive Officer

▪	Chief Operating Officer

▪	President

▪	Executive Vice-President and Chief Financial Officer

▪	Executive Vice-President and General Counsel

▪	Executive Vice-President, Actuarial and Risk Management

▪	Executive Vice-President and Chief Risk Officer

▪	Senior Vice-President and Chief Auditor

▪	Senior Vice-President and Controller

▪	Senior Vice-President, Tax

▪	Senior Vice-President, Treasurer

▪	Appointed Actuary

▪	Vice-President and Chief Accountant

▪	Vice-President, Strategic and Financial Planning
The comparable positions in subsidiaries are similarly prohibited from using SLF Inc.’s external auditors for either their own or their dependents’ personal tax returns.

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